EXHIBIT 10.1

MASTER REPURCHASE AGREEMENT

Dated as of March 31, 2006

BETWEEN:

(1) Sheffield Receivables Corporation, as a buyer (together with its permitted transferees, “Senior Buyer”, which term shall include any “Principal” as defined and provided for in Annex I for whom Senior Buyer is acting as “Buying Agent” as defined in Annex I) or as Buying Agent pursuant hereto; (2) Barclays Bank PLC, as a Buyer (in such capacity, together with its permitted transferees, “Subordinate Buyer,” which term shall include any “Principal” for whom Subordinate Buyer is acting as Buying Agent) or as Buying Agent pursuant hereto (each of Senior Buyer and Subordinate Buyer being a “Buyer” and collectively “Buyers”); (3) Barclays Bank PLC, as administrative agent, in accordance with the terms of this Agreement and Annex II hereto (in such capacity, together with successors, the “Administrative Agent”); (4) NC Capital Corporation (“NCCC”), New Century Mortgage Corporation (“NCMC”), New Century Credit Corporation (“NCC”), Home123 Corporation (“Home123”) and NC Asset Holding, L.P. (“NCAH” and together with NCCC, NCMC, Home123 and NCC each a “Seller” and collectively referred to as “Sellers”).

1.	APPLICABILITY

Each Buyer hereby commits and agrees, from time to time, upon the terms and conditions set forth herein, to enter into certain transactions hereinafter described (up to, in the aggregate, the Maximum Aggregate Purchase Price for all Outstanding Transactions entered into from time to time by Buyers with all Sellers – all such capitalized terms not heretofore defined, as well as other capitalized terms used in this Agreement, being defined in Section 2 hereof). In each such transaction, a Seller assigns and transfers to a Buyer an interest in certain loans constituting Eligible Assets (and, upon such assignment and transfer, “Purchased Assets,” which may be Group A Purchased Assets or Group B Purchased Assets) against the transfer of funds by such Buyer, with a simultaneous agreement by such Buyer to assign and transfer to such Seller such interest in such Purchased Assets at a date certain against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement. Each Transaction between a Buyer and a Seller with respect to Group A Purchased Assets (i) shall occur substantially concurrently with a related Transaction between the other Buyer and the same Seller, in each case for the assignment and transfer by such Seller to each Buyer of an undivided interest in those same Group A Purchased Assets, and for the subsequent reassignment and retransfer by Buyers to such Seller of those same Group A Purchased Assets, and (ii) may occur simultaneously with a Transaction between such Seller and Subordinate Buyer with respect to Group B Purchased Assets on such date, all as hereinafter set forth. In addition, a Seller may enter into one or more separate Transactions with Subordinate Buyer with respect to Group B Purchased Assets, in each case, for the assignment and transfer by such Seller to Subordinate Buyer of such Group B Purchased Assets and for the subsequent reassignment and retransfer by Subordinate Buyer to such Seller of those same Purchased Assets, all as hereinafter set forth.

2.	DEFINITIONS AND INTERPRETATION

a.	Defined Terms.

“Account Agreement” means that certain account agreement, dated as of the date hereof, among Sellers, the Servicer, the Administrative Agent, on its behalf and on behalf of Buyers, and UBC, relating to the Collection Account.

“Additional Purchased Assets” has the meaning assigned thereto in Section 6(a) hereof.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Base Rate” means, for each day, a fluctuating interest rate per annum that is the daily prime rate of interest announced publicly in The Wall Street Journal or if more than one rate is published, the highest of such rates. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in such prime rate.

“Borrower” means the obligor or obligors on a Note, including any Person that has acquired the related collateral and assumed the obligations of the original obligor or obligors under the Note.

“Breakage Costs” has the meaning assigned thereto in Section 3(d) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer’s Margin Amount” means, with respect to any Transaction between a Buyer and a Seller, as of any date, the amount obtained by application of such Buyer’s Margin Percentage to such Buyer’s Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Deficit” has the meaning assigned thereto in Section 6(a) hereof.

“Buyer’s Margin Percentage” has the meaning assigned thereto in the Side Letter.

“Buyer’s Purchase Price” means, in respect of any Transaction, any Purchased Asset subject thereto and any Buyer, the Senior Buyer’s Purchase Price (if such Buyer is the Senior Buyer) or the Subordinate Buyer’s Purchase Price (if such Buyer is the Subordinate Buyer).

“Buyer’s Repurchase Price” means, in respect of any Transaction, any Purchased Asset subject thereto and any Buyer, the Senior Buyer’s Repurchase Price (if such Buyer is Senior Buyer) or the Subordinate Buyer’s Repurchase Price (if such Buyer is Subordinate Buyer).

“Cash Equivalents’ means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (‘S&P’) or P-1 by Moody’s Investors Service, Inc. (‘Moody’s’), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of an entity at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Buyer (or any Affiliate of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned thereto in Section 8 hereof.

“Collection Account” means a segregated account maintained by the Servicer with UBC, pursuant to the Account Agreement, and referred to therein as the “Collection Account,” in the name of the Servicer and for the benefit of the Administrative Agent and Buyers.

“Computer Medium” means a computer tape or other electronic medium generated by or on behalf of a Seller and delivered or transmitted to Buyers or to the Administrative Agent and to Custodian which provides information relating to the Purchased Assets, including the identity of the related servicer with respect to each Loan and the information set forth in the Loan Schedule, in a format reasonably acceptable to Buyer.

“Confirmation” has the meaning assigned thereto in Section 4(d) hereof.

“Contractual Obligation” means, as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issue by such Person.

“Custodian” means DBNTC, as Custodian under the Custody Agreement, or its successor custodians.

“Custody Agreement” means the Custodial Agreement, dated as of the date hereof, as it may be amended, supplemented or otherwise modified from time to time, among NCCC, NCMC, NCAH, NCC, Home123, Buyers, the Administrative Agent, and DBNTC, as Custodian.

“DBNTC” means Deutsche Bank National Trust Company, or its successors and permitted assigns.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, (a) the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law or (b) with respect to any amount owing under Section 3(e) of this Agreement, LIBOR.

“Effective Date” means the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among the Administrative Agent, Buyers, Sellers, MERS and MERSCORP, Inc., to the extent applicable, as it may be amended, supplemented or otherwise modified from time to time.

“Eligible Asset” has the meaning assigned thereto in the Side Letter.

“ERISA” has the meaning assigned thereto in Section 21 hereof.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Seller or the Guarantor is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Seller or the Guarantor is a member.

“Event of Default” has the meaning assigned thereto in Section 18 hereof.

“Event of Default Costs” means the Administrative Agent’s or, as applicable, any Buyer’s costs and expenses incurred as a result of or in connection with (or as a result of or in connection with enforcing their rights and remedies pursuant to this Agreement or any other Program Documents, following) any Event of Default (including such costs and expenses as have been incurred pursuant to Section 19, 22 and 38 hereof).

“Excluded Taxes” has the meaning assigned thereto in Section 13(j) hereof.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Funding Account” has the meaning assigned thereto in the Custody Agreement.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Sellers, the Servicer, Buyers, the Administrative Agent or Guarantor.

“Group A Purchased Asset” has the meaning assigned thereto in the Side Letter.

“Group B Purchased Asset” has the meaning assigned thereto in the Side Letter.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Guarantor” means NCFC, in its capacity as guarantor under the Guaranty or any successors thereto.

“Guaranty” means the Guaranty Agreement, dated as of the date hereof, of NCFC, as Guarantor, in favor of the Administrative Agent for its benefit and the benefit of Buyers, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Hedge Counterparty” means a Person (i) (A) with long-term and commercial paper or short-term deposit ratings of “P-1” by Moody’s Investors Service and “A-1” by Standard & Poor’s and (B) which shall agree in writing that, in the event that any of its long-term or commercial paper or short-term deposit ratings cease to be at or above “A-2” by Moody’s and “A” by Standard & Poor’s, either such Person shall secure its obligations in accordance with the request of Buyers or Buyers shall have the option to treat such failure as an Early Termination Event (as defined in the ISDA Master Agreement) by such Person, as Hedge Counterparty under the Hedge Instrument referred to in clause (ii) below and (ii) which has entered into a Hedge Instrument.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by the Seller or the Guarantor with a Hedge Counterparty that relates to or applies to the Purchased Assets, as any such item may be amended, supplemented or otherwise modified from time to time.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and other collections and distributions thereon accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.

“Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the related invoice is received for the respective goods delivered or the respective services rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo Loan” means a Loan that is not eligible for sale to Fannie Mae or Freddie Mac solely because the principal amount of the loan is in excess of the amount permitted for all typical programs.

“LIBOR” means, for each day, a rate per annum determined by the Administrative Agent in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent) which rate as determined by the Administrative Agent shall be conclusive absent manifest error by the Administrative Agent:

             LIBOR Base Rate

1.00 – LIBOR Reserve Percentage

“LIBOR Base Rate” means, for each day, an interest rate per annum equal to the rate of interest per annum at which one-month deposits in U.S. dollars are offered by the Administrative Agent’s principal office in London, England, to prime banks in the London Interbank Market at 11:00 a.m. (London time) on such date (or, in the event such day is a day on which banks are required or authorized to close in London, England, the prior day) as set forth on Telerate Page 3750. In the event that on such date one-month deposits in U.S. dollars are not being offered by the Administrative Agent’s principal office in London, England, to prime banks in the London Interbank Market, LIBOR Base Rate shall mean, for such date, an interest rate per annum equal to the rate of interest per annum at which one-month deposits in U.S. dollars are offered for such date and in an amount substantially equal to the amount of the Purchase Price to which the LIBOR Base Rate is to be applied, as set forth on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on such date (or, in the event such day is a day on which banks are required or authorized to close in London, England, the prior day). If at least two rates appear on the Reuters LIBO Page, the rate for such date will be the arithmetic mean of such rates.

“LIBOR Reserve Percentage” means, for each day, the reserve percentage applicable for such day (or if more than one such percentage shall be so applicable the arithmetic mean of such percentages under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (the “Board”) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Administrative Agent with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board, as in effect from time to time).

“Lien” means any lien, claim, charge, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidity” means, as of any date of determination, the aggregate of all cash, Cash Equivalents, and Overcollateralization, less the amount of Restricted Cash held by NCFC on a consolidated basis.

“Loan” means (i) a first or second lien single family (one-to-four units) residential mortgage loan, (ii) to the extent permitted under the Side Letter, a first lien manufactured housing mortgage loan evidenced by a Manufactured Housing Contract, (iii) such other type of mortgage loan, lease or other receivable as shall be agreed upon by the parties as evidenced by Appendix A to the Custody Agreement, as amended or supplemented by mutual agreement of the parties, or (iv) any interest in, or secured by, any such loan, lease or other receivable.

“Loan Documents” has the meaning assigned thereto in the Custody Agreement.

“Loan File” has the meaning assigned thereto in the Custody Agreement.

“Loan Schedule” means the list of Loans delivered by the Guarantor or a Seller to a Buyer and Custodian together with the Transaction Notice, in the form set forth in Exhibit 7 to the Custody Agreement. Each Loan Schedule (together with all attachments thereto) shall set forth, as to each Loan, (i) the related Borrower’s name, (ii) the address of the related Mortgaged Property, (iii) the outstanding principal balance of the Loan as of the initial Purchase Date, (iv) the name of the Seller party to the Transaction or set of Related Transactions to which such Loan is to be subject, and (v)  any other information specified by Buyers from time to time in good faith.

“Manufactured Home” means a unit of manufactured housing, including all accessories thereto, securing the indebtedness of the Borrower under the related Loan.

“Manufactured Housing Contract” means a Loan that is secured by a Mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of the real estate under the laws of the jurisdiction in which it is located.

“Margin Call” has the meaning assigned thereto in Section 6(a) hereof.

“Margin Payment” has the meaning assigned to that term in Sections 741 and 101 of Title 11 of the U.S.C.

“Market Value” means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the value ascribed to such Purchased Asset by Buyers in their sole discretion using their reasonable business judgment; provided, that the value of any Purchased Asset that is an Eligible Asset shall not exceed (x) 90% of the then outstanding principal balance of such Purchased Asset if such Purchased Asset is 30 to 59 days past due, or (y) 80% of the then outstanding principal balance of such Purchased Asset if such Purchased Asset is 60 to 89 days past due, (ii) with respect to a Purchased Asset that is not an Eligible Asset, or is 90 or more days past due, or is not repurchased on the Repurchase Date, zero and (iii) with respect to any Wet Funded Loan for which the related Loan File has not been delivered to the Custodian within seven Business Days of the related Purchase Date, zero. The Market Value of any Buyer’s Purchased Interest in any Purchased Asset shall equal such Buyer’s Purchased Interest Percentage multiplied by the Market Value of such Purchased Asset (determined in accordance with this definition).

“Material Adverse Change” means, with respect to a Person and its Subsidiaries taken as a whole, any material adverse change in the business, condition (financial or otherwise), operations or performance of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to (x) the Guarantor, a Seller or the Servicer or (y) the Guarantor, the Servicer or such Seller and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of the Guarantor, the Servicer or a Seller or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against the Guarantor, the Servicer or a Seller or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” has the meaning assigned thereto in Section 37 hereof.

“Maximum Aggregate Senior Purchase Price” has the meaning assigned thereto in Section 37 hereof.

“Maximum Aggregate Subordinate Purchase Price” has the meaning assigned thereto in Section 37 hereof.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgaged Property” means, with respect to a Loan, the related Borrower’s fee interest in real property or leasehold interest in real property and all other collateral securing repayment of the debt evidenced by the related Note.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“NCFC” means New Century Financial Corporation, a Maryland corporation.

“Note” or “Mortgage Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

“Notice Date” has the meaning assigned thereto in Section 4 hereof.

“Notice of Default” has the meaning assigned thereto in the Custody Agreement.

“Obligations” means (i) any and all obligations and liabilities of each Seller to Buyers, their Affiliates or the Administrative Agent (for its benefit or for the benefit of any Buyer or any such Affiliate) arising under or in connection with the Program Documents, or in respect of each Transaction or each set of Related Transactions, and (ii) any and all sums paid by or on behalf of any of Buyers or the Administrative Agent in accordance with the terms of any Program Document, in each case whether for payment or performance, whether direct or indirect, absolute or contingent, due or to become due, and whether incurred on the date hereof or at any times hereafter including, without limitation, the following:

(a) any and all obligations to pay, on any Payment Date or Repurchase Date (whether scheduled pursuant to Section 3(b) hereof or determined by application of Section 19 hereof) or any other date, Repurchase Price or principal, Price Differential or interest (including, without limitation such as purports to accrue (i) at the Default Rate, whether before or after the date on which the related Purchase Price or principal amount was required to be paid, or (ii) after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, including any proceeding referred to in Sections 18(f) and 18(g) hereof, in each case brought by or against such Seller or its Property, whether or not such Price Differential or interest is permitted to accrue after the filing of such petition under Title 11 of the U.S.C. and whether or not a claim for postfiling or postpetition interest is allowed in such proceeding), Income, margin payment (whether pursuant to a Margin Call or otherwise) or settlement payment, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and Buyers that are required to be paid by such Seller pursuant to the terms of the Program Documents, or otherwise);

(b) any and all obligations of such Seller to reimburse to Buyers, their Affiliates or the Administrative Agent (for its benefit or for the benefit of any Buyer or any such Affiliate) sums paid by Buyers, such Affiliates or the Administrative Agent on behalf of Sellers pursuant to this Agreement and the other Program Documents in order to preserve any Purchased Asset, Buyers’ Purchased Interests therein, any Collateral, or the value of any thereof; and

(c) any and all obligations of such Seller to Buyers, their Affiliates or the Administrative Agent (for its benefit or for the benefit of Buyers or such Affiliates) pursuant to the Program Documents, including such as may consist of Event of Default Costs.

“Outstanding Transactions” has the meaning assigned thereto in Section 37 hereof.

“Overcollateralization” means, as of any date of determination, the excess of (i) the collateral value of assets pledged to a lender under a committed warehouse or repurchase facility (after taking into account haircuts) with a Seller as borrower (other than any assets subject to the repurchase facility that is the subject of this Agreement) over (ii) the aggregate amount of the advances or loans made by the lender to such Seller under any such facility.

“Payment Date” means the 25th calendar day of each month or, if such a date is not a Business Day, the next Business Day.

“Person” means any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Transaction and any Buyer party thereto, as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction and such Buyer (or, upon the occurrence and during the continuance of any Default or Event of Default, the Default Rate) to such Buyer’s Purchase Price for the Purchased Assets subject to such Transaction (except as otherwise provided in Section 17(b) hereof), such application to be based on a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date for such Transaction (reduced by any amount of such Price Differential in respect of such period previously paid by the related Seller to the related Buyer with respect to such Transaction).

“Pricing Rate” means, with respect to any Buyer, the per annum percentage rate for determination of the Price Differential for such Buyer, as set forth in the Side Letter.

“Principal” has the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custody Agreement, any Servicing Agreement, the Guaranty, the Account Agreement, the Electronic Tracking Agreement (if executed), any assignment of a Hedge Instrument, the Side Letter, and any other agreement entered into by any of Sellers and Guarantor, on the one hand, and any of the Administrative Agent and Buyers or one of their Affiliates (or Custodian on their behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to any Purchased Assets which are subject to any Transaction or set of Related Transactions, the date on which such Purchased Assets are to be assigned and transferred by a Seller to a Buyer or Buyers pursuant to the terms of such Transaction or set of Related Transactions.

“Purchase Price” has the meaning assigned thereto in the Side Letter.

“Purchased Assets” with respect to any Transaction or a set of Related Transactions entered into by any Buyer or Buyers with the same Seller, the Loans set forth on the related Loan Schedule, all Additional Purchased Assets assigned and transferred pursuant to Section 6(a) hereof and all Substitute Assets assigned and transferred pursuant to Section 16 hereof, in each case in connection with such Transaction or set of Related Transactions, together with the related Records, Servicing Rights, such Seller’s or any of the Guarantor’s rights under any related Hedge Instruments (which interests in Hedge Instruments shall be pro rata and subject to rights of other parties holding security interests therein), and all instruments, chattel paper, payment intangibles and other general intangibles, in each case comprising or relating to any and all of the foregoing.

“Purchased Interest” of any Buyer means the Senior Purchased Interest (if such Buyer is Senior Buyer) or the Subordinate Purchased Interest (if such Buyer is Subordinate Buyer).

“Records” means all instruments, agreements and other books, records, reports and data generated by other media for the storage of information maintained by a Seller, the Guarantor, any of their Affiliates or agents, or their servicer or custodian with respect to a Purchased Asset. Records shall include the Notes, any Mortgages, the Loan Files and any other instruments necessary to document or service a Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Asset.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code, to which the provisions of part II of subchapter M of chapter 1 of subtitle A of the Code applies.

“REIT Status” means for any taxable year and with respect to any Person, such Person’s status as a REIT.

“Related Transactions” or “set of Related Transactions” means either of the following:

(a) two, or, as applicable, three Transactions entered into substantially concurrently by Senior Buyer and Subordinate Buyer with the same Seller, in accordance with one and the same Transaction Notice, (i) for the assignment and transfer by such Seller to Buyers of the same Purchased Assets listed on one and the same Loan Schedule and constituting, on the date of such assignment and transfer, Group A Purchased Assets, and for the subsequent reassignment and transfer by Buyers to such Seller of those same Group A Purchased Assets; and, in addition, (ii) in the case of three such Transactions, for the assignment and transfer by such Seller to Subordinate Buyer of Purchased Assets constituting, on the date of such assignment and transfer, Group B Purchased Assets, and for the subsequent reassignment and transfer by Subordinate Buyer to Seller of such Group B Purchased Assets; and

(b) as of any date of determination and with respect to any Purchased Asset, 100% of which was initially assigned and transferred by a Seller to Subordinate Buyer pursuant to the terms of any one Transaction but in which, prior to such determination, pursuant to Section 17(b) hereof, Subordinate Buyer assigned and transferred to Senior Buyer a 90% undivided mortgage right, title and interest, such that from and after such assignment and transfer, the rights and obligations of Senior Buyer, as well as those of Subordinate Buyer and such Seller, are governed by the terms of such Transaction, then, from and after such assignment and transfer, such Transaction shall be deemed a set of Related Transactions with respect to such Purchased Asset.

“Repurchase Date” has the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 19.

“Repurchase Price” means, with respect to any Transaction or set of Related Transactions between any Buyer or Buyers and any Seller, as of any date of determination, the price at which one or more Purchased Assets subject to such Transaction or set of Related Transactions are to be transferred from such Buyer or Buyers to such Seller upon termination of such Transaction or set of Related Transactions, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Senior Buyer’s Repurchase Price and the Subordinate Buyer’s Repurchase Price for such Purchased Assets as of such date.

“Request Amount” means with respect to any Purchase Date and the Wet Funded Loans, the total amount of funds requested by the Sellers by 7:00 p.m. (New York City time) on the Business Day immediately preceding that Purchase Date pursuant to Section 2 of the Custody Agreement that are required to be deposited by a Buyer or Buyers into the Funding Account on such Purchase Date.

“Required Buyers” means, at any time, Buyers that paid to Sellers 66?% of the Maximum Aggregate Purchase Price for all Purchased Assets in all Outstanding Transactions at such time.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“Restricted Cash”: All cash and Cash Equivalent investments that are subject to a Lien in favor of any Person that are required to be maintained by the Buyer pursuant to a Contractual Obligation or as a result of the operation of law.

“Senior Buyer’s Purchase Price” means, with respect to any Purchased Asset that is subject to a Transaction or a set of Related Transactions, an amount (determined as of the Purchase Date for such Transaction or set of related Transactions) equal to the product of (i) the Senior Purchased Interest in each such Purchased Asset and (ii) the Purchase Price for such Purchased Asset. The Senior Buyer’s Purchase Price for all of the Purchased Assets that are subject to a Transaction or a set of Related Transactions is the sum of the Senior Buyer’s Purchase Prices for all such Purchased Assets, determined pursuant to the preceding sentence.

“Senior Buyer’s Repurchase Price” means, with respect to any Purchased Asset that is subject to a Transaction or a set of Related Transactions, as of any date of determination, an amount equal to the sum of (i) the Senior Buyer’s Purchase Price for such Purchased Asset and (ii) the Price Differential for Senior Buyer accrued, as of such date, on such Senior Buyer’s Purchase Price. The Senior Buyer’s Repurchase Price for all of the Purchased Assets that are subject to a Transaction or a set of Related Transactions, as of any date of determination, is the sum of the Senior Buyer’s Repurchase Prices for all such Purchased Assets, determined as of such date pursuant to the preceding sentence.

“Senior Purchased Interest” means, as of any date of determination, as to any Purchased Asset, an undivided mortgage right, title and interest in and to such Purchased Asset, determined as follows:

(a) if such Purchased Asset is then a Group A Purchased Asset subject to the terms of Related Transactions, an undivided mortgage right, title and interest in and to such Purchased Asset equal to the Senior Purchased Interest Percentage (90%); and

(b) if such Purchased Asset is then a Group B Purchased Asset, zero.

“Senior Purchased Interest Percentage” means 90%.

“Servicer” means (i) initially, NCMC, or (ii) any other Person approved by Buyers in their sole discretion exercised in good faith.

“Servicing Agreement” means any agreement (other than the Custody Agreement, but including Annex III to this Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Servicing Rights” means contractual, possessory or other rights of a Seller or any other Person arising under a Servicing Agreement, the Custody Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Settlement Payment” has the meaning assigned thereto in Sections 741 and 101 of Title 11 of the U.S.C.

“Side Letter” means the pricing side letter, dated as of the date hereof, among Sellers, Guarantor, and Buyers, as the same may be amended, supplemented or modified from time to time.

“Structuring Fee” has the meaning assigned thereto in the Side Letter.

“Subordinate Buyer’s Purchase Price” means, with respect to any Purchased Asset that is subject to a Transaction or a set of Related Transactions, an amount (determined as of the Purchase Date for such Transaction or set of Related Transactions) equal to the product of (i) the Subordinate Purchased Interest in each such Purchased Asset and (ii) the Purchase Price for such Purchased Asset. The Subordinate Buyer’s Purchase Price for all of the Purchased Assets that are subject to a Transaction or a set of Related Transactions is the sum of the Subordinate Buyer’s Purchase Prices for all such Purchased Assets, determined pursuant to the preceding sentence.

“Subordinate Buyer’s Repurchase Price” means, with respect to any Purchased Asset that is subject to a Transaction or a set of Related Transactions, as of any date of determination, an amount equal to the sum of (i) the Subordinate Buyer’s Purchase Price for such Purchased Asset and (ii) the Price Differential for Subordinate Buyer, accrued, as of such date, on such Subordinate Buyer’s Purchase Price. The Subordinate Buyer’s Repurchase Price for all of the Purchased Assets that are subject to a Transaction or a set of Related Transactions, as of any date of determination, is the sum of the Subordinate Buyer’s Repurchase Prices for all such Purchased Assets, determined as of such date pursuant to the preceding sentence.

“Subordinate Purchased Interest” means, as of any date of determination, as to any Purchased Asset, an undivided mortgage right, title and interest in and to such Purchased Asset, determined as follows:

(a) if such Purchased Asset is then a Group A Purchased Asset subject to the terms of Related Transactions, an undivided mortgage right, title and interest in and to such Purchased Asset equal to the Subordinate Purchased Interest Percentage (10%); and

(b) if such Purchased Asset is then a Group B Purchased Asset, an undivided mortgage right, title and interest in and to such Purchased Asset equal to 100%.

“Subordinate Purchased Interest Percentage” means 10%.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Assets” has the meaning assigned thereto in Section 16.

“Tangible Net Worth” means, as of any date of determination, the consolidated net worth of NCFC and its Subsidiaries, less the consolidated net book value of all assets of NCFC and its Subsidiaries (to the extent reflected as an asset on the balance sheet of NCFC or any Subsidiary at such time) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, and unamortized debt discount and expense; provided, that, residual securities owned by NCFC shall not be treated as intangibles for purposes of this definition.

“Termination Date” has the meaning assigned thereto in Section 27.

“Total Indebtedness” means, for any date of determination, the aggregate of Indebtedness of NCFC on a consolidated basis during such period maintained in accordance with GAAP; provided, however, that for any period, the aggregate Indebtedness of NCFC during such period maintained in accordance with GAAP shall be calculated less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of NCFC in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to NCFC. In the event that any Indebtedness would be excluded from the calculation of Indebtedness but for the existence of recourse, NCFC shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of a Seller to Buyers (through the Administrative Agent) to enter into a Transaction or set of Related Transactions, in the form attached to the Custody Agreement, which is delivered to Buyer or Buyers (or to the Administrative Agent for transmittal to such Buyer and Buyers) and Custodian.

“Trust Receipt” means a Trust Receipt as defined in the Custody Agreement.

“UBC” means Union Bank of California, N.A.

“Underwriting Guidelines” means NCMC’s underwriting guidelines in effect as of the date of this Agreement, which have been approved in writing by Buyers, as the same may be amended from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” means, as of any date of determination, the Uniform Commercial Code as in effect in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction on such date.

“U.S.C.” means the United States Code.

“Wet Funded Loan” means a Loan for which, as of the Purchase Date, the documents in the related Loan File have not been delivered to the Custodian, and thereafter, each date until the documents in the related Loan File have been delivered to the Custodian.

“Wet Funding Package” has the meaning assigned thereto in the Custody Agreement.

“Wet Funded Loan Trust Receipt” has the meaning assigned thereto in the Custody Agreement.

b.	Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

Unless the context otherwise requires, terms defined in the Uniform Commercial Code and not otherwise defined herein are used herein as therein defined.

c.	Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by Buyers or has been timely cured as reasonably determined by Buyers. “Payment” or “payment in full” means “indefeasible payment in full (in U.S. dollars and immediately available funds).” The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of NCFC. A reference to an agreement includes a security interest, guarantee, agreement, or legally enforceable arrangement whether or not in writing related to such agreement. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller or the Guarantor is required to provide any document to Buyers under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyers request otherwise. At the request of any Buyers, the document shall be provided in computer readable format or both in printed and in computer readable format. This Agreement is the result of negotiations among and has been reviewed by counsel to Buyers, Guarantor, and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself.

d.	Annexes

The Annexes to this Agreement are incorporated by reference into this Agreement and are made an integral part hereof.

3.	THE TRANSACTIONS

a.	With respect to any Transaction or set of Related Transactions, the related Seller shall repurchase from each Buyer party thereto, on the related Repurchase Date, at such Buyer’s Repurchase Price, such Buyer’s Purchased Interest in the Purchased Assets subject to such Transaction or set of Related Transactions. In furtherance of the foregoing, such Seller shall remit to the Buyer or Buyers party thereto or their designees an aggregate amount equal to the Repurchase Price for such Purchased Assets. Each obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. Such Seller is obligated to obtain, and pay the Repurchase Price for, the Purchased Assets, and all Purchased Interests therein, from each such Buyer or its designee (including the Custodian), on the Repurchase Date, at such Seller’s expense.

b.	Each Purchased Asset, and each Purchased Interest therein, which are subject to a particular Transaction or set of Related Transactions, are to be repurchased by the applicable Seller on the earlier of the following dates (such earlier date, the “Repurchase Date”): (i) the date that is (A) 180 days from the Purchase Date relating to such Transaction or set of Related Transactions (or, if such date is not a Business Day, the next succeeding Business Day) (except as otherwise demanded pursuant to clause (i)(B) below) or (B) upon at least two Business Days’ written demand (which may be in the form of a Confirmation) by the relevant Buyer (through the Administrative Agent) to such Seller, in accordance with Section 3(f) hereof on any Business Day occurring after such Purchase Date and prior to the 180th day (or next succeeding Business Day) referred to in clause (i)(A) above; and (ii) the Termination Date.

c.	The Sellers shall pay to the Administrative Agent (for distribution to each Buyer) the accrued and unpaid Price Differential relating to each Transaction and such Buyer in arrears by 4:00 p.m. (New York City time) on each Payment Date, and on the Repurchase Date for such Transaction; provided that in calculating such Price Differential upon the occurrence and during the continuance of any Default or Event of Default, the Default Rate shall be used in lieu of the Pricing Rate.

d.	If Buyers lock in the rate of LIBOR at the request of a Seller, and if such Seller repurchases Purchased Assets on any day which is not the Repurchase Date (as determined at the time Buyers locked in the rate of LIBOR) for such Purchased Assets, such Seller shall indemnify Buyers and shall hold Buyers harmless from any losses, costs and/or expenses which Buyers (or any thereof) sustain or incur arising from the reemployment of funds obtained by Buyers hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable 30-day period (“Breakage Costs”). Each Buyer claiming Breakage Costs from any Seller shall deliver to such Seller a statement setting forth the amount and basis of determination of such Breakage Costs in such detail as determined in good faith by such Buyer or its designee to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. This Section shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

e.	If on any Purchase Date the Request Amount exceeds the Purchase Price of all Wet Funded Loans purchased by Buyers on such Purchase Date, Sellers shall pay to Buyers one day’s accrued interest on such excess at the related Default Rate on the Business Day immediately following such Purchase Date.

f.	Anything herein to the contrary notwithstanding, no Buyer shall cause a Repurchase Date to occur under Section 3(b)(i)(B) in respect of any Transaction with any Seller other than for the purpose of changing the designation of a Purchased Asset subject to such Transaction (which shall be identified in the Administrative Agent’s written demand) (x) from “Group A Purchased Asset” to “Group B Purchased Asset” or (y) from “Group B Purchased Asset” to “Group A Purchased Asset.” In the case of (x), on such Repurchase Date, such Seller shall simultaneously (i) repurchase from Senior Buyer its Senior Purchased Interest (90%) in such Purchased Asset, and from Subordinate Buyer its Subordinate Purchased Interest (10%) in such Purchased Asset, and (ii) enter into a new single Transaction (whose Repurchase Date shall coincide with that for the old Transactions, without giving effect to Section 3(b)(i)(B) hereof) with Subordinate Buyer, under which such Seller shall assign and transfer such Purchased Asset (100%) to Subordinate Buyer. In the case of (y), on such Repurchase Date, such Seller simultaneously shall (iii) repurchase 100% of such Purchased Asset from Subordinate Buyer and (iv) enter into a new set of Related Transactions (whose Repurchase Date shall coincide with that for the old Transaction, without giving effect to Section 3(b)(i)(B) hereof) with Buyers pursuant to which such Seller shall assign and transfer a Senior Purchased Interest (90%) in such Purchased Asset to Senior Buyer, and a Subordinate Purchased Interest (10%) in such Purchased Asset to Subordinate Buyer. In the case of both (x) and (y), such Seller shall pay Buyers or, as applicable, Subordinate Buyer all Price Differential for such Purchased Asset accrued to and unpaid on the date of such repurchase at the following times: (a) immediately before giving effect to such repurchase and initiating the new Transaction or new set of Related Transactions (if such repurchase occurs on a Payment Date for the existing Transaction or set of Related Transactions); and (b) on the first Payment Date for the new Transaction or new set of Related Transactions (if such repurchase occurs on a day other than a Payment Date for the existing Transaction or set of Related Transactions). Further, in the case of both (x) and (y), the Purchase Price for the Purchased Asset under the new Transaction or new set of Related Transactions shall be the same as (and shall be netted against) the Repurchase Price (less the Price Differential, to the extent paid before such repurchase in accordance with the preceding sentence, or plus the Price Differential, to the extent not so repaid) for such Purchased Asset under the old Transaction or Transactions, such that (1) after payment by such Seller of such Price Differential, such Seller shall not be required to pay to Buyers any additional amounts on account of such Repurchase Price, and Buyers shall not be required to pay to such Seller any additional amounts on account of such Purchase Price and (2) Buyers shall allocate inter sese their respective Senior Buyer’s Repurchase Price and Subordinate Buyer’s Repurchase Price under the old Transactions (in the case of (x)), and Senior Buyer’s Purchase Price and Subordinate Buyer’s Purchase Price under the new set of Related Transactions (in the case of (y)) and shall make all other necessary adjustments in accordance (mutatis mutandis) with the last sentence of Section 17(b). All of the foregoing written demand, repurchases, initiations of new Transactions, redesignations, nettings and allocations shall occur simultaneously (as aforesaid) and automatically, without any further notice to or consent of such Seller, and shall be conclusive and binding on such Seller for all purposes hereunder and under the other Program Documents.

4.	ENTERING INTO THE TRANSACTION; TRANSACTION NOTICE

a.	From time to time, (i) Senior Buyer and Subordinate Buyer will enter into Related Transactions with a Seller for the purchase of specified Purchased Assets then constituting (in accordance with Buyers’ election referred to in Section 4(b) or 17(b) hereof) Group A Purchased Assets, exclusively, or both Group A Purchased Assets and Group B Purchased Assets, in each case for an aggregate price equal to the Purchase Price for such Purchased Assets and in accordance with the terms and conditions of this Agreement; and (ii) Subordinate Buyer will enter into a separate Transaction with a Seller for the purchase of specified Purchased Assets then constituting (in accordance with Buyers’ election referred to in Section 4(b) or 17(b) hereof) Group B Purchased Assets, for an aggregate price equal to the Purchase Price for such Purchased Assets in accordance with the terms and conditions of this Agreement. Pursuant to the terms of such Transaction or set of Related Transactions, Senior Buyer shall acquire a Senior Purchased Interest in, and shall pay a Senior Buyer’s Purchase Price for, each such Purchased Asset; and Subordinate Buyer shall acquire a Subordinate Purchased Interest in, and shall pay a Subordinate Buyer’s Purchase Price for, each such Purchased Asset. The obligation of each Buyer to pay for its Purchased Interest a price determined in accordance with this Section 4(a) shall be several and not joint, and, for the avoidance of doubt, Sellers and Buyers agree that no Buyer shall, in any event, be obligated to any Seller for, or on account of, the obligations of any other Buyer hereunder.

b.	All Purchased Assets shall meet or exceed the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price for all Purchased Assets for all Outstanding Transactions under this Agreement and the portions thereof paid or payable by Senior Buyer and by Subordinate Buyer shall not exceed the Maximum Aggregate Purchase Price, the Maximum Aggregate Senior Purchase Price and the Maximum Aggregate Subordinate Purchase Price, respectively, each determined pursuant to Section 37 hereof. Unless otherwise agreed, a Seller shall give Buyers and Custodian notice of any proposed purchase in accordance with the terms of the Custody Agreement (the date on which such notice is so given, the “Notice Date”). On the Notice Date, such Seller shall (i) request that Buyers enter into a Transaction or a set of Related Transactions by furnishing to the Administrative Agent (for distribution to Buyers) and to Custodian a Transaction Notice and Loan Schedule listing the Purchased Assets to be purchased and requesting that Senior Buyer and the Subordinate Buyer enter into such Transaction or set of Related Transactions for the purchase of such Purchased Assets as aforesaid, (ii) deliver to the Administrative Agent (for its benefit and the benefit of Buyers) a Computer Medium and (iii) deliver to Custodian the Loan File or Wet Funding Package for each Loan subject to such Related Transactions.

c.	Within one Business Day of receipt of such Transaction Notice and Transaction Schedule from such Seller, Buyers shall designate and, through the Administrative Agent, shall notify to such Seller and Servicer which of the Purchased Assets constitute Group A Purchased Assets and which constitute Group B Purchased Assets, and shall specify to such Seller the Senior Purchased Interest and the Subordinate Purchased Interest in each such Purchased Asset, which designation, notification and specification shall be conclusive and binding on such Seller for all purposes hereunder and under the other Program Documents. Thereupon such Seller shall enter into a Transaction or, as applicable, a set of Related Transactions with Buyers with respect to each such Purchased Asset.

d.	In the event that the parties hereto desire to enter. on terms other than as set forth in the Program Documents, into a Transaction for the assignment and transfer of Group B Assets by a Seller to Subordinate Buyer, such Seller and Subordinate Buyer shall execute a “Confirmation” specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between such Seller and Subordinate Buyer with respect to such Transaction. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

e.	Buyers shall not be obligated to enter into more than three sets of Related Transactions in any calendar day.

5.	PAYMENT AND TRANSFER

a.	Unless otherwise agreed, all transfers of funds hereunder and all payments hereunder (including payments of any Purchase Price, Repurchase Price, Price Differential, Margin Payments, Settlement Payments, fees and any other payments) shall be made in U.S. dollars (in immediately available federal funds). Any and all payments to Buyers or the Administrative Agent shall be made by Sellers or the Servicer to an account designated by the Administrative Agent or (if not so designated) at the address set forth in Section 35 hereof for the giving of notice to the Administrative Agent or at any other address that may be specified in writing from time to time by the Administrative Agent. All Purchased Assets assigned and transferred to Buyers shall be delivered to the Custodian pursuant to the Custody Agreement. Any Repurchase Price or Price Differential received by any Buyer after 2:30 p.m. New York City time shall be applied on the next succeeding Business Day.

b.	Nothing in this Agreement (including in Section 7 hereof) shall reduce any Seller’s obligation to pay in full (without duplication) any and all Repurchase Prices or Price Differentials or to make any and all Margin Payments or Settlement Payments and any and all other payments on its part to be made pursuant to this Agreement or any other Program Document.

6.	MARGIN MAINTENANCE; PRICE DIFFERENTIAL; INCOME PAYMENTS

a.	Margin Maintenance

(i)	If at any time (A) the aggregate Market Value of all of the Purchased Interests of any Buyer in all Purchased Assets subject to all Transactions with all Sellers is less than the aggregate of such Buyer’s Margin Amount for all such Transactions (such “Buyer’s Margin Deficit”) and (B) the sum of such Buyer’s Margin Deficit and the other Buyer’s Margin Deficit is at least $250,000 then upon notice by such Buyer to Sellers of the existence and amount of such Buyer’s Margin Deficit, Sellers shall assign and transfer to such Buyer (subject to the requirements of Sections 4 and 9(b) hereof) cash and, at such Buyer’s option (and provided Sellers have additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”), so that, after giving effect to such assignment and transfer, the sum of the cash and the aggregate Market Value of such Buyer’s Purchased Interests in such Purchased Assets (including any such Additional Purchased Assets) will equal or exceed such aggregate of such Buyer’s Margin Amount (such requirement, a “Margin Call”).

(ii)	Notice required pursuant to Section 6(a)(i) may be given by any means provided in Section 35 hereof. Any notice given before 10:00 a.m. New York time on a Business Day shall be satisfied no later than 5:00 p.m. New York time on the same Business Day. Any notice given after 10:00 a.m. New York time shall be satisfied no later than 5:00 p.m. on the Business Day following the date of such notice. Sellers, Guarantor and Buyers each agree that (A) the failure of any Buyer, on any one or more occasions, to exercise its rights hereunder, or under any other Program Documents, shall not change or alter the terms and conditions to which this Agreement or the other Program Documents are subject or limit the right of such Buyer to do so at a later date; and (B) a failure or delay by any Buyer to exercise its rights hereunder, or under any other Program Documents shall not limit or waive such Buyer’s rights under this Agreement, any of the other Program Documents, or otherwise existing by law, and shall not, in any way, create additional rights for any Seller or the Guarantor.

b.	Price Differential

Each Seller shall pay to each Buyer, in respect of each Transaction or set of Related Transactions for any Purchased Assets, the Price Differential applicable to such Buyer on each Payment Date and on the Repurchase Date for such Transactions and such Purchased Assets, in the amounts and at the times set forth in Section 3(c) hereof.

c.	Income Payments

(i)	Income paid or payable in respect of any Purchased Assets subject to any Transaction or set of Related Transactions (including, without limitation, all Income received or receivable by or on behalf of the related Seller with respect to such Purchased Assets), (A) shall be the property of Buyers according to their respective Purchased Interests in each such Purchased Asset, and (B) shall secure such Seller’s Obligations to the Administrative Agent and Buyers (whether arising under any such, or any other, Transaction or set of Related Transactions) in accordance with Section 8 hereof and subject to the subordination and priority of payments set forth in Section 7 hereof.

(ii)	Each Seller shall cause to be paid either to itself or directly to the Servicer any and all Income on or in respect of Purchased Assets subject to Transactions to which such Seller is a party. Within two Business Days of receiving any such Income (whether directly from Borrowers or from any Seller), the Servicer shall deposit such Income (in such funds as so received, or in immediately available funds, and in the full amount so received) into the Collection Account. The Servicer shall also deposit into the Collection Account such additional funds, at such times, as specified in Annex III hereto. For so long as any Seller or the Servicer shall hold any Income which, in accordance with this paragraph (ii), is required to be deposited into the Collection Account, such Seller and, as applicable, the Servicer shall segregate such Income from its own funds, and shall hold such Income for the benefit of, and in trust for, Buyers and the Administrative Agent.

(iii)	The Servicer and the Administrative Agent shall be entitled to distributions from the Collection Account at such times, in such amounts, and on such other terms and conditions as specified in the Account Agreement and summarized and supplemented in Section 6 of the Custody Agreement, according to which

(A) so long as UBC shall not have received a Notice of Default (other than a Notice of Default that shall have been withdrawn by the Administrative Agent) in the manner specified in the Account Agreement, UBC shall remit to the Servicer such portion of each amount so deposited as the Servicer shall request (up to the total amount then on deposit in the Collection Account) within one (1) Business Day of deposit thereof into the Collection Account and from time to time thereafter.

(B) After UBC shall have received a Notice of Default in the manner specified in the Account Agreement (and so long as the Administrative Agent shall not have withdrawn such Notice of Default), UBC shall remit all amounts in the Collection Account to the Administrative Agent or to such other Person as the Administrative Agent may direct (in each case, for distribution pursuant to the second paragraph of each of Sections 7.II.A and 7.II.B hereof, but subject, in any event, to paragraph (iv) below).

(iv)	Anything herein to the contrary notwithstanding, in the circumstances indicated in the second grammatical paragraph of each of Sections 7.II.A and 7.II.B hereof, the funds and Property in the Collection Account, and all proceeds of any and all dispositions of Purchased Assets and Collateral referred to in such paragraphs, shall be transferred to the Administrative Agent at the times and in the manner set forth in such paragraphs.

(v)	Without prejudice to the survival of Sellers’ and the Servicer’s obligations under the Program Documents at the times or during the periods referred to below or any other times or periods, the obligations of Sellers and the Servicer set forth in paragraphs (ii) and (iv) above, this paragraph (v) and Annex III hereto shall remain in full force and effect whether or not (A) an Event of Default shall have occurred and be continuing, (B) UBC has received a Notice of Default, or (C) any Notice of Default has been withdrawn.

7.	PURCHASED-ASSET AND COLLATERAL SUBORDINATION; PRIORITY OF PAYMENTS

The right, title and interest (including ownership interests and security interests) of each of the Administrative Agent, Buyers and Sellers (each, a “Claimant”) in and to any Purchased Asset (including any Purchased Interest therein) and any item of Collateral shall be either senior and prior in right of payment or, as applicable, subordinate and junior in right of payment, to the right, title and interest of any other Claimant in such Purchased Asset and item of Collateral in the manner and to the extent set forth in this Section 7. In furtherance whereof, Claimants whose payment priority under Section 7.II.A or 7.II.B hereof is higher than the payment priority of other Claimants shall be senior to such other Claimants to the extent set forth in such higher priority.

I.	Subordination. As further (and except as otherwise) indicated in Section 7. II hereof,

(i)	the right, title and interest of the Administrative Agent (to the extent of any claims set forth in Section 7.II.A hereof) and Senior Buyer in and to Purchased Assets and Collateral relating to any Seller constituting Group A Purchased Assets shall be senior and prior in right of payment to the right, title and interest therein of the Administrative Agent (to the extent of any claims set forth in Section 7.II.B hereof), Subordinate Buyer or such Seller;

(ii)	the right, title and interest of the Administrative Agent (to the extent of any claims set forth in Section 7.II.B hereof) and Subordinate Buyer in and to Purchased Assets and Collateral constituting Group A Purchased Assets relating to any Seller shall be senior and prior in right of payment to the right, title and interest therein of such Seller;

(iii)	the right, title and interest of the Administrative Agent (to the extent of any claims set forth in Section 7.II.B hereof) and Subordinate Buyer in and to Purchased Assets and Collateral constituting Group B Purchased Assets relating to any Seller shall be senior and prior in right of payment to the right, title and interest therein of the Administrative Agent (to the extent of any claims set forth in Section 7.II.A hereof), Senior Buyer or such Seller;

(iv)	the right, title and interest of the Administrative Agent (to the extent of any claims set forth in Section 7.II.A hereof), and Senior Buyer in and to Purchased Assets and Collateral constituting Group B Purchased Assets relating to any Seller shall be senior and prior in right of payment to the right, title and interest therein of such Seller.

II.	Priority of Payments

A.	Group A Purchased Assets

Except as otherwise provided in the following paragraph, all payments constituting or in respect of Purchased Assets or Collateral which are Group A Purchased Assets and are received or receivable from time to time by the Administrative Agent or any Buyer from any Seller or, on behalf of such Seller, from the Guarantor, the Servicer or otherwise, in respect of any Seller’s Obligations (including any such payments received from the Collection Account, whether originally deposited into the Collection Account and required to be remitted to the Administrative Agent, whether pursuant to Section 6 hereof or otherwise or consisting of or resulting from Income on investments of the funds and Property from time to time in the Collection Account on account of such Seller’s Obligations) on or before any Payment Date or Repurchase Date (and not theretofore applied on or in respect of any previous Payment Date or Repurchase Date), shall be applied in the following order of priority to such Seller’s Obligations:

(i)	first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable by such Seller to the Custodian under the Custody Agreement on such Payment Date or Repurchase Date with respect to the Purchased Assets of such Seller (whether consisting of Group A Purchased Assets or Group B Purchased Assets);

(ii)	[Reserved];

(iii)	third, to the payment of all (A) related expenses, (B) fees and (C) indemnification payments that are due and payable by such Seller to (x) the Administrative Agent, in each case, which, as of such Payment Date or Repurchase Date, have not been paid within 30 days of the receipt by such Seller of a written invoice issued by the Administrative Agent and (y) the other parties (other than the Servicer) under or in respect of this Agreement and the other Program Documents on such Payment Date, in each case, with respect to the Purchased Assets of such Seller constituting Group A Purchased Assets;

(iv)	[Reserved];

(v)	fifth, to the payment of all of the accrued and unpaid Price Differential of such Seller due and payable to Senior Buyer on such Payment Date or Repurchase Date;

(vi)	sixth, to the payment of the Buyer’s Margin Deficit due and payable by such Seller to Senior Buyer on such Payment Date or Repurchase Date;

(vii)	seventh, on each Repurchase Date, to the payment of the Senior Buyer’s Repurchase Price then due and payable by such Seller to Senior Buyer, until such Senior Buyer’s Repurchase Price (to the extent not theretofore paid) has been paid in full;

(viii)	eighth, on each Payment Date and each Repurchase Date, to cover any shortfall in the Collection Account for application in accordance with (and in the order of priority set forth in) priorities first through sixth (clauses (i) through (vi)) set forth in the first paragraph of Section 7.II.B hereof; and

(ix)	ninth, to such Seller, provided, that no Default or Event of Default with respect to such Seller shall then have occurred and be continuing.

All proceeds of any and all dispositions of Purchased Assets and Collateral which constitute Group A Purchased Assets and are received or receivable by the Administrative Agent, or any Buyer at any time and from time to time, following the occurrence and during the continuance of an Event of Default, pursuant to Section 19 hereof, and all other payments received or receivable by the Administrative Agent, or any Buyer, or available to be applied, at any time upon the occurrence and during the continuance of an Event of Default (including payments referred to in the preceding paragraph) in respect of any Seller shall be applied, as and when received (whether or not a Payment Date or a Repurchase Date), to such Seller’s Obligations in the order of priority set forth in clauses (iD) through (xiD) below (it being understood that no payment shall be made at any time at any such level of priority until all Obligations of such Seller at higher priorities which are then due and payable, or are then accrued or outstanding, have been paid in full, and no payment shall be made to any Seller except in accordance with clause (xiD) below:

(iD) first, to the payment of all of the fees, costs and expenses (excluding indemnification payments) that are then due and payable (or are then accrued or outstanding) by such Seller to the Custodian under the Custody Agreement with respect to the Purchased Assets of such Seller (whether consisting of Group A Purchased Assets or Group B Purchased Assets);

(iiD) [Reserved];

(iiiD) third, to the payment of all (A) related expenses and (B) fees (excluding indemnification payments) that are then due and payable (or are then accrued or outstanding) by such Seller to (x) the Administrative Agent, and (y) the other parties (other than the Servicer) under or in respect of this Agreement and the other Program Documents, in each case, with respect to the Purchased Assets of such Seller constituting Group A Purchased Assets;

(ivD) fourth, to the payment of the Administrative Agent’s Event of Default Costs theretofore incurred as a result of such Event of Default with respect to Group A Purchased Assets;

(vD) fifth, (A) to the payment in full of any and all unpaid Event of Default Costs theretofore incurred, as a result of such Event of Default, by Senior Buyer; and (B) next, to the payment of all of the theretofore accrued and unpaid Price Differential owing by such Seller to Senior Buyer;

(viD) sixth, to the payment of the Buyer’s Margin Deficit then due and payable by such Seller to Senior Buyer;

(viiD) seventh, to the payment of the Senior Buyer’s Repurchase Price then payable by such Seller to Senior Buyer, until such Senior Buyer’s Repurchase Price (to the extent not theretofore paid) has been paid in full;

(viiiD) eighth, (A) to the payment of indemnification payments that are then due and payable (or are then accrued or outstanding) by such Seller to the Custodian under the Custody Agreement with respect to the Purchased Assets of such Seller (whether consisting of Group A Purchased Assets or Group B Purchased Assets); and (B) next, to the payment of all indemnification payments that are then due and payable (or are then accrued or outstanding) by such Seller to (x) the Administrative Agent, and (y) the other parties (other than the Servicer) under or in respect of this Agreement and the other Program Documents, in each case, with respect to the Purchased Assets of such Seller constituting Group A Purchased Assets;

(ixD) [Reserved];

(xD) tenth, to cover any shortfall in the Collection Account or in the proceeds of any and all dispositions of Purchased Assets and Collateral constituting Group B Purchased Assets for application in accordance with (and in the order of priority set forth in) priorities first through sixth (clauses (iD) through (viD)) of the second paragraph of Section 7.II.B hereof; and

(xiD) eleventh, to such Seller, provided, that no payment shall be made to such Seller or any Seller (whether pursuant to this clause (xiD) or otherwise) until the earlier of the first day on which no Default or Event of Default shall be continuing and on which (following the Termination Date) all of the Sellers’ Obligations and the Guarantor’s obligations hereunder and under the other Program Documents shall have been paid in full.

B.	Group B Purchased Assets

Except as otherwise provided in the following paragraph, all payments constituting or in respect of Purchased Assets or Collateral which are Group B Purchased Assets and are received or receivable from time to time by the Administrative Agent or any Buyer from any Seller or, on behalf of such Seller, from the Guarantor, the Servicer or otherwise, in respect of any Seller’s Obligations (including any such payments received from the Collection Account, whether originally deposited into the Collection Account and required to be remitted to the Administrative Agent, whether pursuant to Section 6 hereof or otherwise or consisting of or resulting from Income on investments of the funds and Property from time to time in the Collection Account on account of such Seller’s Obligations) on or before any Payment Date or Repurchase Date (and not theretofore applied on or in respect of any previous Payment Date or Repurchase Date), shall be applied in the following order of priority to such Seller’s Obligations:

(i)	[Reserved];

(ii)	second, to the payment of all (A) related expenses, (B) fees and (C) indemnification payments that are due and payable by such Seller to (x) the Administrative Agent, in each case, which, as of such Payment Date or Repurchase Date, have not been paid within 30 days of the receipt by such Seller of a written invoice issued by the Administrative Agent and (y) the other parties (other than the Servicer) under or in respect of this Agreement and the other Program Documents on such Payment Date, in each case, with respect to the Purchased Assets of such Seller constituting Group B Purchased Assets;

(iii)	[Reserved];

(iv)	fourth, to the payment of all of the accrued and unpaid Price Differential due and payable by such Seller to Subordinate Buyer on such Payment Date or Repurchase Date;

(v)	fifth, to the payment of the Buyer’s Margin Deficit due and payable by such Seller to Subordinate Buyer on such Payment Date or Repurchase Date;

(vi)	sixth, on each Repurchase Date, to the payment of the Subordinate Buyer’s Repurchase Price then due and payable by such Seller to Subordinate Buyer, until such Subordinate Buyer’s Repurchase Price (to the extent not theretofore paid) has been paid in full;

(vii)	seventh, on each Payment Date and each Repurchase Date, to cover any shortfall in the Collection Account for application in accordance with (and in the order of priority set forth in) priorities first through seventh (clauses (i) through (vii)) of the first paragraph of Section 7.II.A hereof; and

(viii)	eighth, to such Seller, provided, that no Default or Event of Default with respect to such Seller shall then have occurred and be continuing.

All proceeds of any and all dispositions of Purchased Assets and Collateral which constitute Group B Purchased Assets and are received or receivable by the Administrative Agent or any Buyer at any time and from time to time, following the occurrence and during the continuance of an Event of Default, pursuant to Section 19 hereof, and all other payments received or receivable by the Administrative Agent or any Buyer, or available to be applied, at any time upon the occurrence and during the continuance of an Event of Default (including payments referred to in the preceding paragraph) in respect of any Seller shall be applied, as and when received (whether or not a Payment Date or a Repurchase Date), to such Seller’s Obligations in the order of priority set forth in clauses (iD) through (viiiD) below (it being understood that no payment shall be made at any time at any such level of priority until all Obligations of such Seller at higher priorities which are then due and payable, or are then accrued or outstanding, have been paid in full, and no payment shall be made to any Seller except in accordance with clause (viiiD) below:

(iD) [Reserved];

(iiD) second, to the payment of all (A) related expenses, (B) fees and (C) indemnification payments that are then due and payable (or are then accrued or outstanding) by such Seller to (x) the Administrative Agent, and (y) the other parties (other than the Servicer) under or in respect of this Agreement and the other Program Documents, in each case, with respect to the Purchased Assets of such Seller constituting Group B Purchased Assets;

(iiiD) third, to the payment of the Administrative Agent’s Event of Default Costs theretofore incurred as a result of such Event of Default with respect to Group B Purchased Assets;

(ivD) fourth, (A) to the payment in full of any and all unpaid Event of Default Costs theretofore incurred by Subordinate Buyer; and, next, to the payment of all of the theretofore accrued and unpaid Price Differential owing by such Seller to Subordinate Buyer;

(vD) fifth, to the payment of the Buyer’s Margin Deficit then due and payable by such Seller to Subordinate Buyer;

(viD) sixth, to the payment of the Subordinate Buyer’s Repurchase Price payable by such Seller to Subordinate Buyer, until such Subordinate Buyer’s Repurchase Price (to the extent not theretofore paid) has been paid in full;

(viiD) seventh, to cover any shortfall in the Collection Account or in the proceeds of any and all dispositions of Purchased Assets and Collateral constituting Group A Purchased Assets for application in accordance with (and in the order of priority set forth in) priorities first through ninth (clauses (iD) through (ixD)) of the second paragraph of Section 7.II.A hereof; and

(viiiD) eighth, to such Seller, provided, that no payment shall be made to such Seller or any Seller (whether pursuant to this clause (viiiD) or otherwise) until the earlier of the first day on which no Default or Event of Default shall be continuing and on which (following the Termination Date) all of the Sellers’ Obligations and the Guarantor’s obligations hereunder and under the other Program Documents shall have been paid in full.

All rights, title and interest (including ownership interests and security interests) of any and all Claimants, all obligations of Claimants to any other Claimants under this Section 7, and all Obligations of Sellers shall remain in full force and effect irrespective of any Seller’s bankruptcy or insolvency or any other proceeding of a type referred to in Section 18(f) or 18(g) hereof brought by or against any Seller and irrespective of any circumstance that might otherwise constitute a defense available to, or a discharge of, any Seller, Claimant or any subordinate creditor or any surety. The provisions of this Section 7 constitute a continuing agreement and shall remain in full force and effect until the payment in full (following the Termination Date) of all Obligations.

8.	SECURITY INTEREST

Sellers and Buyers intend that the Transactions hereunder be sales to Buyers of the Purchased Assets (and, specifically, sales to each Buyer of Purchased Interests in Purchased Assets) and not loans from Buyers to Sellers secured by the Purchased Assets (or by Purchased Interests therein). However, in order to preserve each Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and, in addition, in order to further secure Sellers’ performance of all of their Obligations, each Seller (each, a “Grantor”) hereby grants the Administrative Agent, for its benefit and the benefit of Buyers, a security interest in all of its right, title and interest in and to the following Property ((i) wherever located and however held, (ii) whether now existing or owned by such Grantor or hereafter arising or acquired, (iii) whether consisting of notes, including notes secured by real estate, instruments, chattel paper, payment intangibles and other general intangibles, deposit accounts and trust accounts, including all funds therein, supporting obligations and any and all proceeds of Collateral as defined below, (iv) whether the Grantor’s Obligations secured by such Property arise in a Transaction or set of Related Transactions the same as, or different from, the Transactions in which such Property is assigned and transferred pursuant to Section 4 hereof, and (v) whether or not the holder of the security interest in such Property is the same Person as the buyer of such Property in such Transaction or set of Related Transactions) (such right, title and interest in and to Property being the “Collateral”): the Purchased Assets (including all Purchased Interests therein) which are subject to a Transaction or set of Related Transactions (it being understood that the Administrative Agent’s security interest in each Purchased Asset shall be for the benefit of each Buyer, whether or not such Buyer has a Purchased Interest in such Purchased Asset), the related Records, all mortgage guaranties and insurance relating to the Purchased Assets (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to the Purchased Assets and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, the Collection Account, the Funding Account and the Escrow Accounts (as defined in Annex III hereto), and all monies, investments, Income and other Property from time to time on deposit in the Collection Account, the Funding Account and the Escrow Accounts, all other insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, any assigned Hedge Instrument, any securities account, all rights to Income, all Servicing Rights and all rights to enforce such payments arising from any of the Purchased Assets, and any and all replacements, substitutions, distributions on or proceeds with respect to any Collateral. Each Seller agrees to execute, deliver and file such documents and perform such acts as may be reasonably necessary to fully perfect the Administrative Agent’s security interest created hereby in favor of Buyers. Furthermore, each Seller hereby authorizes the Administrative Agent and each Buyer to file financing statements relating to the Purchased Assets without the signature of any Seller, as applicable, at its option, as it deems appropriate. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

Each security interest granted, under this Section 8, by any Grantor to the Administrative Agent or any Buyer in any Collateral constituting any Purchased Asset, shall be and remain in full force and effect, irrespective of the assignment and transfer of such Purchased Asset to the other Buyer in a Transaction entered into pursuant to Section 4 hereof, all in accordance with Section 9-315(a) of the Uniform Commercial Code but subject always to the provisions of Section 7 hereof.

9.	CONDITIONS PRECEDENT

a.	As conditions precedent to the initial Transaction or set of Related Transactions, (i) Buyers shall have received, on or before the day of such initial Transaction or set of Related Transactions, the following, in form and substance satisfactory to Buyers in their reasonable discretion and duly executed by each party thereto (as applicable) and (ii) the following shall be true the day of such initial Related Transactions:

(i)	The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii)	Evidence that all other actions necessary or, in the opinion of the Administrative Agent and Buyers, desirable to perfect and protect the Administrative Agent’s and each Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii)	A certified copy of Sellers’ and Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and the Transactions thereunder, and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv)	An incumbency certificate of the secretaries of Sellers and Guarantor certifying the names, true signatures and titles of Sellers’ and Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v)	An opinion of Sellers’ and Guarantor’s counsel as to such matters as Buyers may reasonably request and in form and substance acceptable to Buyers;

(vi)	A copy of the Underwriting Guidelines certified by an officer of NCMC;

(vii)	Reserved;

(viii)	All of the conditions precedent in the Guaranty shall have been satisfied;

(ix)	Any other documents reasonably requested by Buyers;

(x)	Payment of the Structuring Fee by wire transfer by the Sellers to the Buyers in immediately available funds; and

(xi)	Evidence, in form and substance satisfactory to Buyers, (i) that the Master Repurchase Agreement dated as of November 12, 2004 between Sellers and Barclays Bank PLC, as buyer, and the other “Program Documents” referred to therein have been terminated and that Sellers have paid to such buyer any and all amounts heretofore due and payable under such agreement, or (ii) that such termination and payment are occurring substantially concurrently with the execution and delivery of this Agreement.

b.	The obligation of each Buyer to enter into each Transaction or set of Related Transactions pursuant to this Agreement is subject to the following conditions precedent:

(i)	The Administrative Agent shall have received (on behalf of, and for distribution to, each Buyer), on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the Administrative Agent and (if applicable) duly executed:

(A) A Transaction Notice, Loan Schedule (or Wet Funding Package with respect to any Wet Funded Loan) and Computer Medium delivered pursuant to Section 4(a) and covering such Transaction or set of Related Transactions;

(B) The related Trust Receipt with the Loan Schedule (or Wet Funding Package with respect to any Wet Funded Loan) attached;

(C) Such certificates, customary opinions of counsel or other documents as Buyers may reasonably request, provided that such opinions of counsel shall not be required in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyers or the Administrative Agent in their reasonable good faith; and

(D) A copy of the Underwriting Guidelines, to the extent such guidelines have been amended.

(ii)	No Default or Event of Default shall have occurred and be continuing;

(iii)	None of Buyers or the Administrative Agent shall have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to such Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for any Buyer to enter into Transactions with a Pricing Rate based on LIBOR;

(iv)	All representations and warranties in the Program Documents shall be true and correct in all material respects on the date of such Transaction;

(v)	(A) The then aggregate outstanding Purchase Price for all Purchased Assets subject to all Outstanding Transactions between Buyers and Sellers, when added to the Purchase Price for the Purchased Assets subject to such Transaction or set of Related Transactions and the portions thereof paid or payable by Senior Buyer and by Subordinate Buyer, shall not exceed the Maximum Aggregate Purchase Price, the Maximum Aggregate Senior Purchase Price and the Maximum Aggregate Subordinate Purchase Price, respectively, each determined pursuant to Section 37 hereof; and (B) the then aggregate outstanding Purchase Price for any Buyer’s Purchased Interests in all Purchased Assets subject to all Transactions, when added to the Purchase Price for such Buyer’s Purchased Interest in the Purchased Assets subject to such Transaction or set of Related Transactions, shall not exceed the Maximum Aggregate Senior Purchase Price (if such Buyer is Senior Buyer) or the Maximum Aggregate Subordinate Purchase Price (if such Buyer is Subordinate Buyer);

(vi)	No event or events shall have been reasonably determined by any Buyer or the Administrative Agent to have occurred and be continuing resulting in the effective absence of a whole-loan or asset-backed-securities market;

(vii)	The Administrative Agent and Buyers shall have determined that all actions necessary to maintain, for their benefit, the Administrative Agent’s valid and perfected first priority security interest in the Purchased Assets and the Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(viii)	The Seller for such Transaction or set of Related Transactions shall have paid to Buyers and the Administrative Agent any fees or expenses owed to Buyers or the Administrative Agent, including reimbursement of Buyers’ and the Administrative Agent’s reasonable outside counsel fees;

(ix)	Buyers shall have received any other documents reasonably requested by Buyers;

(x)	Buyers shall have received a copy of any material changes to the Underwriting Guidelines that have occurred since the immediately prior Transaction or set of Related Transactions, and such changes have been approved in writing by Buyers before any Buyer shall be required to Purchase Loans originated in accordance with such revised Underwriting Guidelines;

(xi)	Buyers shall have determined that there has been no Material Adverse Change in any Seller or the Guarantor;

(xii)	There shall be no Buyer’s Margin Deficit at the time immediately prior to entering into such Transaction or set of Related Transactions;

(xiii)	Each secured party other than the Administrative Agent or any Buyer (including any party that has a precautionary security interest in a Loan) shall have released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and shall have filed Uniform Commercial Code termination statements terminating any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement shall have been delivered to Buyers prior to each Transaction or set of Related Transactions, and to the Custodian as part of the Loan File; and

(xiv)	To the extent the related Seller is selling Loans which are registered on the MERS System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and shall be in full force and effect, free of any modification, breach or waiver.

10.	RELEASE OF PURCHASED ASSETS

(i) Upon, and only upon, timely payment in full by Sellers or Guarantor of the Repurchase Price and all other Obligations owing with respect to the Purchased Assets subject to any Transaction or set of Related Transactions, (ii) if no Default or Event of Default has occurred and is continuing at such time in respect of such or any other Transaction or set of Related Transactions to which such Seller is a party, and (iii) to the extent that, after giving effect to all prior and concurrent assignments and transfers of cash, Additional Purchased Assets, and Substitute Assets (whether pursuant to the last sentence of this Section 10, pursuant to other Margin Calls or otherwise) and to all prior and concurrent releases pursuant to this Section 10, the release of such Purchased Assets would not give rise to or perpetuate a Buyer’s Margin Deficit with respect to any Buyer, then Buyers shall, and shall direct Custodian to, release such Purchased Assets. Except as set forth in Sections 6(a)(i) and 16, a Seller shall give at least one (1) Business Day prior written notice to Buyers if such repurchase shall occur on any date other than the Repurchase Date for such set of Related Transactions set forth in Section 3(b). Buyers shall provide reasonable cooperation in assisting and directing the Custodian to facilitate the release of the documents evidencing such Purchased Assets (without expense to Buyers).

To the extent that the release of such Purchased Assets would otherwise give rise to or perpetuate a Buyer’s Margin Deficit under one or more Transactions with respect to any Buyer, Buyers shall notify the Sellers party to such Transactions of the amount of such Margin Deficit, and such Sellers may thereupon satisfy such Margin Calls in the manner specified in Section 6.

11.	RELIANCE

With respect to any Transaction, each Buyer and the Administrative Agent may conclusively rely upon, and shall incur no liability to Sellers or Guarantor in acting upon, any request or other communication that Buyers or the Administrative Agent reasonably believe to have been given or made, on a Seller’s or the Guarantor’s behalf, by a Person authorized to enter into a Transaction.

12.	REPRESENTATIONS AND WARRANTIES

Each of NCCC, NCMC, NCC, Home123 and NCAH (and, in respect of representations and warranties specifically referencing the Guarantor, the Guarantor) hereby, jointly and severally, represents and warrants to the Administrative Agent and each Buyer on and as of the date of this Agreement and each Purchase Date for the purchase of any Purchased Assets by Buyers from a Seller, and shall on each Repurchase Date be deemed to represent and warrant, that:

a.	Due Organization and Qualification. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction under whose laws it is organized. It is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations, and approvals necessary for the conduct of its business as currently conducted and the performance of its Obligations under the Program Documents or any failure to obtain such a license, permit, charter, registration, or approval will not cause a Material Adverse Effect or impair the enforceability of any Loan.

b.	Power and Authority. It has all necessary power and authority to conduct its business as currently conducted, to execute, deliver, and perform its Obligations under the Program Documents and to consummate the Transactions.

c.	Due Authorization. The execution, delivery and performance of the Program Documents by it have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

d.	Noncontravention. None of the execution and delivery of the Program Documents by it or the consummation of the Transactions and transactions hereunder or thereunder:

(i)	conflicts with, breaches or violates any provision of any of its material agreements or in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to it or its properties;

(ii)	constitutes a material default by it under any loan or repurchase agreement, mortgage, indenture, or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected; or

(iii)	results in or requires the creation of any Lien upon or in respect of any of its assets except the Lien relating to the Program Documents.

e.	Legal Proceeding. Except as otherwise disclosed to Buyers in writing prior to the date of this Agreement, there is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, it or any of its Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

f.	Valid and Binding Obligations. Each of the Program Documents to which it is a party, when executed and delivered by it, will constitute its legal, valid and binding obligations, enforceable against it, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.

g.	Financial Statements. The financial statements of Guarantor, copies of which have been furnished to Buyers, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to the Guarantor. Except as disclosed in such financial statements, the Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonably likelihood of causing a Material Adverse Change with respect to the Guarantor.

h.	Accuracy of Information. None of the documents or information prepared by or on behalf of it and provided by it to Buyers and relating to its financial condition contain any statement of a material fact with respect to it or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to it, which would render any of such documents or information untrue or misleading in any material respect.

i.	No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with its execution, delivery and performance of this Agreement or its consummation of any other Program Document, other than any that have heretofore been obtained, given or made.

j.	Compliance With Law. No practice, procedure, or policy employed or proposed to be employed by it in the conduct of its businesses violates any law, regulation, judgment, regulatory consent, order, or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to it or a Material Adverse Effect.

k.	Solvency: Fraudulent Conveyance. It is solvent and will not be rendered insolvent by any one or more Transactions under this Agreement (including, without limitation, its payment, performance and observance of all its Obligations hereunder and under the other Program Documents), and, after giving effect to each Transaction, it will not be left with an unreasonably small amount of capital with which to engage in its business. It does not intend to incur, nor believe that it has incurred (whether pursuant to this Agreement or the other Program Documents or otherwise), debts beyond its ability to pay such debts as they mature. It is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of their assets. The amount of consideration being received by it upon the sale of the Purchased Assets (or Purchased Interests therein) to Buyers constitutes reasonably equivalent value and fair consideration for such Purchased Assets (and such Purchased Interests). It is not assigning or transferring any Purchased Assets with any intent to hinder, delay, or defraud any of its creditors.

l.	Investment Company Act Compliance. It is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

m.	Taxes. It has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith and for which it has established adequate reserves in accordance with GAAP). Any taxes, fees, and other governmental charges payable by it in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

n.	Additional Representations. With respect to each Loan, NCCC, NCMC, NCC, Home123, and NCAH, jointly and severally, hereby make all of the representations and warranties set forth in Appendix A to the Custody Agreement as of the date the Loan File or Wet Funding Package, as applicable, is delivered to the Custodian. Further, as of each Purchase Date, each Seller shall be deemed to have represented and warranted in like manner that no Seller has any knowledge that any such representation or warranty either has ceased or is reasonably likely to cease to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of any Seller.

•	. No Broker. It has not dealt with any broker, investment banker, agent, or other Person, except for Buyers and the Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if it has dealt with any broker, investment banker, agent, or other Person, except for Buyers and the Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by it, as applicable.

p.	Corporate Separateness.

(i)	Its capital is adequate for its business and undertakings.

(ii)	Seller is not engaged in any business transactions with the Guarantor or any of their Affiliates other than transactions in the ordinary course of its business on an “arm’s-length” basis.

(iii)	Its funds and assets are not and will not be, commingled with the funds of any other Person.

q.	Underwriting Guidelines. The Underwriting Guidelines provided to Buyers are the true and correct Underwriting Guidelines of NCMC.

r.	Location of Books and Records. The location where it keeps its books and records, including all computer tapes and records relating to the Purchased Assets is its respective chief executive office.

s.	Adverse Selection. No Seller has selected any Purchased Assets in a manner so as to adversely affect Buyers’ or any Buyer’s or the Administrative Agent’s interests.

t.	Agreements. None of Sellers, Guarantor, Servicer nor any of their respective Subsidiaries is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except, to the extent disclosure is required by GAAP, as disclosed in the financial statements described in this Agreement. None of Guarantor, Sellers, Servicer nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a Material Adverse Change with respect to any Seller, the Servicer or the Guarantor as a whole.

u.	ERISA. Each Plan to which a Seller, the Guarantor or their Subsidiaries make direct contributions, and, to the knowledge of such Seller and the Guarantor, each other Plan and each Multiemployer Plan, are in compliance in all material respects with, and have been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

v.	REIT Status. The Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. The Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

The representations and warranties set forth in this Agreement shall survive any and all assignments and transfers of Purchased Assets (and Purchased Interests therein) to Buyers and shall continue for so long as any Purchased Assets are subject to this Agreement.

13.	COVENANTS OF SELLERS AND GUARANTOR

Each of NCCC, NCMC, NCC, Home123 and NCAH (and, in respect of covenants specifically referencing the Guarantor, the Guarantor) hereby, jointly and severally, covenant with Buyers and the Administrative Agent as follows:

a.	Defense of Title. Each Seller and the Guarantor warrants and will defend the right, title, and interest of each Buyer in and to all Purchased Assets and all Collateral against all adverse claims and demands.

b.	No Amendment or Compromise. Following an Event of Default, without the prior written consent of Required Buyers, none of Sellers, the Guarantor or those acting on any Seller’s or the Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets (or Purchased Interests therein) or the Collateral, any related rights or any of the Program Documents, provided that any such party may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

c.	No Assignment. Except as permitted herein, no Seller, Servicer or any servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or Lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any Purchased Interests or other interests therein, provided that this Section shall not prevent any of the following: any transfer of Purchased Assets (or Purchased Interest therein) in accordance with the Program Documents: any Hedging Instruments for the related Purchased Assets; any servicing arrangement between the Servicer and Sellers or their Affiliates; and any forward purchase commitment or other types of take-out commitment for such Purchased Assets.

d.	Servicing of Loans. Each Seller shall cause Servicer to service, or cause to be serviced, all Loans that are part of the Purchased Assets (or Purchased Interests therein) or the Collateral in accordance with the servicing provisions set forth in Annex III hereto, pending any delivery of such servicing to Buyers and the Administrative Agent pursuant to this Agreement, and with accepted and prudent mortgage servicing practices of prudent mortgage lending institutions which service loans of the same type as such Loans in the jurisdiction where the related Mortgaged Property is located and in a manner at least equal in quality to the servicing it provides to Loans it owns in its portfolio. Sellers shall notify Servicer of Buyers’ interest hereunder, and Servicer shall be servicer of Loans and shall identify each servicer with respect to each Purchased Asset and each item of Collateral on a Loan-by-Loan basis. Each Buyer shall have the right to approve each Servicer and the form of all Servicing Agreements or servicing side letter agreements. Sellers shall cause each servicer to hold or cause to be held all escrow funds collected with respect to such Loans in customary custodial accounts and shall apply the same for the purposes for which such funds were collected. Each Seller, upon any Buyer’s or the Administrative Agent’s request, shall provide reasonably promptly to Buyers or the Administrative Agent, for distribution to Sellers, a letter addressed to and agreed to by each servicer of Loans, in form and substance reasonably satisfactory to Buyers, advising such servicer of such matters as Buyers may reasonably request relating to the Loans. If any Seller should discover that, for any reason whatsoever, a Seller or any Person responsible to Seller by contract for the administration and/or servicing any such Loan has failed to perform in any material respect such Seller’s Obligations under the Program Documents or any of the obligations of such Person with respect to the Purchased Assets, such Seller shall promptly notify the Administrative Agent.

e.	Preservation of Purchased Assets and Collateral; Purchased-Asset and Collateral Value. Each Seller shall do all things necessary to preserve the Purchased Assets (and each Purchased Interest therein) and the Collateral so that they remain subject to a first priority perfected ownership and security interest hereunder. Without limiting the foregoing, each Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets (and each Purchased Interest therein) and the Collateral to comply with all applicable rules, regulations and other laws. Each Seller shall fully perform or cause to be performed when due all of its Obligations under any and all Purchased Assets (and Purchased Interests therein) and Collateral or the Program Documents.

f.	Maintenance of Papers, Records and Files. Each Seller and the Guarantor shall require, and each Seller or the Guarantor shall build, maintain and have available, a complete file in accordance with applicable lending industry custom and practice for each Purchased Asset (and each Purchased Interest therein) and each item of Collateral. Each Seller or the Guarantor will maintain or cause to be maintained all such Records not in the possession of Custodian in good and complete condition in accordance with applicable industry practices and preserve them against loss.

(i)	Each Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets (and each Purchased Interest therein) in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the possession of the Custodian, the Servicer, or such Seller unless Required Buyers otherwise approve. No Seller or Guarantor will allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event a Seller will obtain or cause to be obtained a receipt from an authorized officer or such Seller or Guarantor for any such paper, record or file.

(ii)	For so long as any Buyer or the Administrative Agent has any ownership or other interest in or Lien on any Purchased Asset (or Purchased Interest therein), each Seller will hold or cause to be held all related Records in trust, as the custodian and bailee, for such Buyer and the Administrative Agent. Each Seller shall notify, or cause to be notified, every other party holding any such Records of the ownership or other interests and Liens granted hereby.

(iii)	Subject to Section 19, upon two (2) Business Days’ notice from Custodian or Buyers, each Seller shall (x) make any and all such Records available to Custodian, Buyers or the Administrative Agent to examine any such Records, either by their own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit the Administrative Agent, any Buyer or their authorized agents to discuss the affairs, finances and accounts of each Seller or the Guarantor with their respective chief operating officers and chief financial officers and to discuss the affairs, finances and accounts of each Seller or the Guarantor with its independent certified public accountants and (z) provide a Computer Medium.

g.	Financial Statements; Accountants’ Reports; Other Information. Each of Sellers and Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect each Buyer’s Purchased Interest in the Purchased Assets. Each of Sellers and Guarantor shall furnish, cause the Servicer to furnish or otherwise cause to be furnished or make electronically available to the Administrative Agent (for the benefit of, and distribution to, Buyers) the following:

(i)	Financial Statements.

(A) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of NCFC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the NCFC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of NCFC, which certificate shall state that said consolidated, financial statements fairly present in all material respects the consolidated financial condition and results of operations of NCFC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(B) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter, the unaudited consolidated balance sheets of NCFC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the NCFC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of NCFC, which certificate shall state that said consolidated, financial statements fairly present in all material respects the consolidated financial condition and results of operations of NCFC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(C) as soon as available and in any event within ninety (90) days after the end of each fiscal year of NCFC, the consolidated balance sheets of NCFC and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the NCFC and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to the Required Buyers in their reasonable discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of NCFC and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(D) if applicable, copies of any 10-Ks, 10-Qs, 8-Ks, registration statements and other Securities and Exchange Commission (“SEC”) filings by NCFC and the Servicer (if the Servicer is not consolidated with NCFC), within 5 Business Days after their filing with the SEC; provided, that, NCFC, the Servicer (if the Servicer is not consolidated with NCFC) or any Affiliate will provide Buyers with a copy of the annual 10-K filed with the SEC by NCFC, the Servicer (if the Servicer is not consolidated with NCFC) or their respective Subsidiaries, no later than 90 days after the end of the fiscal year; and

(E) from time to time such other information regarding the financial condition, operations, or business of NCFC as Required Buyers may reasonably request.

(ii)	Loan Data. Monthly reports in form and scope satisfactory to Buyers setting forth data regarding the performance of the Purchased Assets for the immediately preceding month, and [which shall include, in any event, for each Loan that is (on the date of such report) or was (in the period since the date of the previous such report) subject to an Outstanding Transaction, (A) the Loan identification, (B) the “Current Balance” (reflecting the principal collections on such Loan since the date of the previous such report), (C) the “Next Due Date,” and (D) such other information as Buyers may reasonably request, including, without limitation, any other information regarding the Purchased Assets reasonably requested by Buyers, the performance of any Purchased Assets serviced by or on behalf of Servicer and any other financial information regarding the Guarantor or the Sellers reasonably requested by Buyers.

(iii)	Monthly Servicing Diskettes. On or before the second Business Day prior to each Payment Date, or at such other time as Buyers or the Administrative Agent may reasonably request upon reasonable prior notice, a computer tape or a diskette (or any other electronic transmission acceptable to the Required Buyers) in a format acceptable to the Administrative Agent containing such information with respect to the Purchased Assets as the Required Buyers may reasonably request.

(iv)	Monthly Certification. Each Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A-1 attached hereto and the Guarantor shall execute and deliver a monthly certification substantially in the form of Exhibit A-2 attached hereto.

h.	Notice of Material Events. Each Seller shall promptly inform the Administrative Agent in writing of any of the following:

(i)	any Default, Event of Default or default or breach by any Seller or the Guarantor under any Program Document or any other material agreement of any Seller or the Guarantor;

(ii)	any material change in the insurance coverage required of any Seller or the Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii)	any material dispute, litigation, investigation, proceeding or suspension between a Seller, the Servicer or the Guarantor, on the one hand, and any Governmental Authority or any other Person which would reasonably be expected to result in a Material Adverse Effect;

(iv)	any material adverse change in accounting policies or financial reporting practices or any change of auditor of a Seller, the Guarantor or the Servicer;

(v)	the occurrence of any material licensing dispute with respect to any Seller, the Servicer or the Guarantor and a description of the strategy for resolving it;

(vi)	any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting, in either a Material Adverse Change with respect to a Seller, the Servicer or the Guarantor or a Material Adverse Effect;

(vii)	any material change to the credit policies and practices of either NCFC or NCMC; and

(viii)	any material change to the Underwriting Guidelines.

i.	Maintenance of Licenses. Each Seller shall maintain all licenses, permits or other approvals necessary for such Seller or the Guarantor to conduct its business and to perform its Obligations under the Program Documents, and each Seller and the Guarantor shall conduct its business strictly in accordance with applicable law.

j.	No Withholdings for Taxes. (i) All payments made by any Seller under this Agreement or any other Program Documents shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on any Buyer’s or the Administrative Agent’s net income by the United States, a state, a foreign jurisdiction under the laws of which such Buyer or the Administrative Agent is organized or in which its applicable lending office is located, or any political subdivision thereof, unless such taxes that would otherwise be excluded are imposed solely as a result of such Buyer’s or the Administrative Agent’s having executed, delivered or performed its obligations or received payment under (not including any portion of income taxes payable as a result of the receipt of payments hereunder), or enforced, this Agreement or any of the other Program Documents (to the extent so excluded, “Excluded Taxes”; all other taxes covered by this Section 13(j)(i) being “Non-Excluded Taxes”; and all Non-Excluded Taxes and Excluded Taxes being, collectively, “Taxes”). If a Seller is required by law or regulation to deduct or withhold any taxes (other than Excluded Taxes) from or in respect of any amount payable hereunder or under any other Program Document, to the Administrative Agent or any Buyer, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to the Administrative Agent and each Buyer, promptly, original tax receipts and other evidence satisfactory to the Administrative Agent and such Buyer of the payment when due of the full amount of such taxes; and (d) pay to the Administrative Agent and such Buyer such additional amounts as may be necessary so that, after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 13(j)), the Administrative Agent or such Buyer, as applicable, receives, free and clear of all taxes, a net amount equal to the amount it would have received under this Agreement and the other Program Documents, as if no such deduction or withholding had been made.

(ii)	In addition, each Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Program Document to which it is a party or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Program Document to which it is a party (collectively, “Other Taxes”).

(iii)	Each Seller hereby agrees to indemnify each of the Administrative Agent and Buyers for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes relating to such Seller, and the full amount of the related Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 13(j) imposed on or paid by any Buyer or the Administrative Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by each Seller provided for in this Section 13(j)(iii) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by each Seller under the indemnity set forth in this paragraph (iii) shall be paid within ten (10) days from the date on which Administrative Agent makes written demand therefor.

If and when the Administrative Agent or any Buyer shall receive from or on behalf of any Seller a full indemnification payment in respect of any Non-Excluded Tax or other Tax pursuant to this clause (iii) (an “Indemnified Tax”), then

(A) Upon the request and at the expense of such Seller, the Administrative Agent or, as applicable, such Buyer shall exercise commercially reasonable efforts to obtain a refund of such Indemnified Taxes, but only if, in the judgment of the Administrative Agent or such Buyer, such exercise shall not be adverse to the Administrative Agent’s or such Buyer’s interests; and

(B) If the Administrative Agent or, as applicable, such Buyer determines, in its sole discretion, that it has received a refund of any such Indemnified Tax (whether in furtherance of subclause (A) above or otherwise), the Administrative Agent or such Buyer shall, as soon as reasonably practicable, remit to such Seller an amount equal to such refund (but only to the extent of indemnity payments made by, or on behalf of, such Seller under this clause (iii) in respect of such Indemnified Taxes), net of all theretofore unreimbursed out-of-pocket expenses of the Administrative Agent or such Buyer, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Seller, upon the request of the Administrative Agent or such Buyer, agrees to repay, as soon as reasonably practicable, the amount paid over to such Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Buyer in the event the Administrative Agent or such Buyer is required to repay such refund to such Governmental Authority.

Nothing in the preceding sentence or in the Program Documents shall be construed to require the Administrative Agent or any Buyer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Seller or any other Person.

(iv)	Each Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided in accordance with GAAP.

(v)	Each Seller shall file on a timely basis (including any extensions) all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

k.	Nature of Business. No Seller shall make any material change in the nature of its business as carried on at the date hereof and other businesses reasonably related to or arising in connection with Sellers’ existing businesses.

l.	Predatory Lending. Sellers will comply with any and all requirements of any federal, state or local predatory and abusive lending laws applicable to the origination and servicing of mortgage loans, and each Seller has and shall maintain in its possession, available for the inspection of Buyers or their designees, and shall deliver to Buyers or their designees, within a commercially reasonable time period following a request therefor, evidence of compliance with such requirements.

m.	Merger of Guarantor. The Guarantor shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyers’ prior written consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect; or (iii) make any Material Adverse Change with respect to the Guarantor.

n.	Insurance. Each Seller will, and shall cause the Servicer to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyers on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. The Guarantor shall continue to maintain coverage, for itself and its Subsidiaries (including each Seller and the Servicer (so long as the Servicer is an Affiliate of the Guarantor)), that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $1,000,000.

•	. Affiliate Transaction. Other than in connection with transfers of loans with special purpose entities created specifically for financing arrangements done in the ordinary course of their business, no Seller or Guarantor will at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to such Seller or Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

p.	Change of Fiscal Year. No Seller or Guarantor will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyers, change the date on which such Seller’s or Guarantor’s fiscal year begins from such Seller’s or Guarantor’s current fiscal year beginning date.

q.	Delivering of Servicing Rights. With respect to the Servicing Rights of each Loan, Sellers and Guarantor shall deliver such Servicing Rights to the designees of Buyers, within seventy-five (75) days of the related Purchase Date, unless otherwise stated in writing by Buyers; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyers, and a new 75-day period is deemed to commence as of such Repurchase Date. The Sellers’ and Guarantor’s transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry.

r.	Underwriting Guidelines. NCMC shall deliver to Buyers copies of the Underwriting Guidelines in the event that any material modification is made to such Underwriting Guidelines within one (1) Business Day after such change.

s.	Distributions. If a Default or Event of Default arising from the failure to make a payment required hereunder, including without limitation, the failure to satisfy a Margin Call, or to make a payment of Price Differential, Repurchase Price, margin payment or settlement payment, or any other payment hereunder, has occurred and is continuing, no Seller or Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller or Guarantor.

t.	Information. All required financial statements, information and reports delivered by Guarantor and Sellers to Buyers pursuant to this Agreement shall be prepared in accordance with GAAP, or, if applicable, with respect to SEC filings, the appropriate SEC accounting regulations.

u.	Hedging. No Affiliate of a Seller or the Guarantor (other than a Seller or the Guarantor) may enter into Hedge Instruments with respect to the Purchased Assets.

v.	REIT Status. The Guarantor shall, at all times, maintain REIT status.

14.	REPURCHASE DATE PAYMENTS

On each Repurchase Date for each Transaction or, as applicable, set of Related Transactions, each Seller party thereto shall remit or shall cause to be remitted to each Buyer party thereto, its respective Buyer’s Repurchase Price.

15.	REPURCHASE OF PURCHASED ASSETS, CHANGE OF LAW

a.	Upon discovery by a Seller or the Guarantor of a breach of any of the representations and warranties set forth in Section 12(n) hereof and Appendix A to the Custody Agreement, such Seller or the Guarantor shall give prompt written notice thereof to Buyers. Upon any such discovery by any Buyer or by the Administrative Agent, such Buyer or, as applicable, the Administrative Agent will notify Sellers. It is understood and agreed that the representations and warranties set forth in Section 12(n) hereof and Appendix A to the Custody Agreement shall survive delivery of the respective Loan Files to the Custodian and shall inure to the benefit of Buyers and the Administrative Agent. The fact that any Buyer or the Administrative Agent has conducted or has failed to conduct any partial or complete due diligence investigation in connection with the purchase of any Purchased Asset or any Purchased Interest therein shall not affect such Buyer’s right to demand repurchase as provided under this Agreement. A Seller shall within one (1) Business Day of the earlier of a Seller’s or the Guarantor’s discovery or either a Seller or the Guarantor receiving notice, with respect to any Purchased Asset or any Purchased Interest therein, of (i) any breach of a representation or warranty contained in Section 12(n) hereof and Appendix A to the Custody Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Loan File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects. If within one (1) Business Day after the earlier of a Seller’s or the Guarantor’s discovery of such breach or delivery failure or a Seller or the Guarantor receiving notice thereof that such breach or delivery failure has not been remedied by such Seller with respect to such Purchased Assets or any Purchased Interest therein, such Seller shall promptly upon receipt of written instructions from any Buyer, at such Buyer’s option, either (i) purchase such Purchased Asset at a purchase price equal to the Repurchase Price of such Purchased Asset by wire transfer to the account designated by such Buyer, or (ii) assign and transfer comparable Substitute Assets to Buyers (in accordance with their respective Purchased Interests), as provided in Section 16 hereof. The remedies set forth in this Section 15(a) shall be the sole remedies with respect to a breach of a representation or warranty set forth in Section 12(n) hereof or Appendix A to the Custody Agreement; provided, however, that failure by a Seller to comply with its Obligations under this Section 15(a) shall have no impact on Buyers’ ability to determine Market Value with respect to such Purchased Asset and to make a Margin Call at any time hereunder.

b.	If any Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with any Seller with a Pricing Rate based on LIBOR, a Seller shall, upon its receipt of notice of such fact and demand from such Buyer (with a copy of such notice to Custodian), repurchase, on the next succeeding Business Day, the Purchased Assets or, as applicable, any Purchased Interest therein, which are subject to such Transactions and, at such Seller’s election, concurrently enter into a new Transaction with such Buyer or, if applicable, a set of Related Transactions with Buyers with Pricing Rates based on the Base Rate plus such Buyer’s Applicable Margin (as defined in the Side Letter).

c.	If any Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Buyer’s capital or on the capital of any Affiliate of such Buyer as a consequence of such Change in Law on this Agreement, then from time to time Sellers will compensate such Buyer or such Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by such Buyer on its other similarly affected customers. Such Buyer shall provide Sellers with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law Sellers will have the right to terminate all Transactions without any prepayment penalty as of a date selected by Sellers, which date shall be prior to a Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

d.	If any Buyer determines in its sole discretion that any Change in Law

(i)	shall subject such Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Agreement, any other Program Document or any Transaction or change the basis of taxation of payments to such Buyer in respect thereof; or

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of any Buyer which is not otherwise included in the determination of the Pricing Rate based on LIBOR hereunder or under the Side Letter;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the related Seller shall promptly pay the Administrative Agent for the benefit of such Buyer, such additional amount or amounts as calculated by such Buyer in good faith, which shall be conclusive absent manifest error, as will compensate such Buyer for such increased cost or reduced amount receivable.

16.	SUBSTITUTION

A Seller may, subject to agreement with and acceptance by Buyers, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets, and assign and transfer to Buyers such Buyers’ respective Purchased Interests in such Substitute Assets, provided such assignments and transfers shall be subject to the requirements of Section 4 and Section 9(b) hereof. Such substitution shall be made by assignment and transfer to Buyers of such Buyers’ respective Purchased Interests in such other Substitute Assets as aforesaid and by assignment and transfer to such Seller of such replaced Purchased Assets. Upon and after substitution, the Substitute Assets shall be deemed to be Purchased Assets.

17.	REPURCHASE TRANSACTIONS

a. In furtherance of Section 28 hereof, (i) Subordinate Buyer, as party to any Transaction covering Group B Purchased Assets may, in its sole discretion, or (ii) Buyers (but not fewer than all Buyers) party to a set of Related Transactions covering Group A Purchased Assets may, in their sole election (but subject to their mutual agreement thereto), engage in repurchase transactions with their respective Purchased Interests in the Purchased Assets subject to such Transaction or set of Related Transactions, or otherwise pledge, hypothecate, assign, transfer or convey such Purchased Interests with a counterparty of Buyers’ choice, in all cases (except as otherwise provided in Section 28 hereof) subject to Subordinate Buyer or, as applicable, Buyers’ Obligation to reconvey such Purchased Interests (and not substitutes therefor, other than Substitute Assets assigned and transferred to Buyers pursuant to Section 16 hereof) on the Repurchase Date. In the event Buyers engage in repurchase transactions with their Purchased Interests in such Purchased Assets, or in the event they otherwise pledge, hypothecate or convey Purchased Interests, Buyers shall have the right to assign to their counterparties any of the applicable representations or warranties in Appendix A to the Custody Agreement and the remedies for breach thereof, as they relate to such Purchased Assets.

b. Without limiting or being limited by Section 17(a) hereof, and in furtherance of Section 28 hereof, Senior Buyer and Subordinate Buyer may from time to time elect to change the designation of a Purchased Asset (x) from “Group A Purchased Asset” to “Group B Purchased Asset” or (y) from “Group B Purchased Asset” to “Group A Purchased Asset.” Following each such redesignation, the Administrative Agent shall notify the relevant Seller and the Servicer of such redesignation; and (1) in the case of (x), Senior Buyer shall assign and transfer its Purchased Interest in such Purchased Asset to Subordinate Buyer, and (2) in the case of (y), Subordinate Buyer shall assign and transfer to Senior Buyer a Purchased Interest in and to such Purchased Asset equal to the Senior Purchased Interest Percentage (90%). Each such assignment and such redesignation shall take effect on the first Business Day to occur concurrently with or immediately after the date on which such election shall be made and such notification shall be given as aforesaid. Upon any such assignment and transfer, (i) the Transaction or set of Related Transactions to which such Purchased Asset was subject immediately prior thereto shall be automatically novated (A) to exclude such assigned and transferred Purchased Interest from the Purchased Interests of the assignor and to include them in the Purchased Interests of the assignee, (B)  to substitute the assignee for the assignor as the Buyer for such Purchased Interest, and (C) to comply with the terms and conditions of, and make all other changes necessitated by, Section 28 hereof; (ii) the assignor’s aggregate Purchase Price for its Purchased Assets shall be reduced, and the assignee’s aggregate Purchase Price for such Purchased Assets shall be increased, by an amount equal to the assignee’s Purchase Price for such Purchased Asset, (iii) the Price Differential for such assigned and transferred Purchased Interest shall be based upon (A) the Pricing Rate (or, upon the occurrence and during the continuance of a Default or Event of Default, the Default Rate) of the assignor (for all periods prior to the date of such assignment and transfer) and (B) the Pricing Rate (or, upon the occurrence of an Event of Default, the Default Rate) of the assignee (for all periods from and after the date of such assignment and transfer), and (iv) all other changes set forth in Section 28 shall take effect. Each such redesignation, notification, assignment and transfer, notification and each such related adjustment and change referred to above in this Section 17(b) shall be conclusive and binding on such Seller for all purposes hereunder and under the other Program Documents.

18.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

a.	a Seller fails to assign and transfer the Purchased Assets, or any Purchased Interest therein, to any Buyer on the Purchase Date for any Transaction, if such Buyer has tendered the Purchase Price; provided that delivery of the Wet Funding Package with respect to any Wet Funded Loan shall satisfy the requirement of delivery of Records on the Purchase Date for this clause a.;

b.	a Seller either fails to repurchase Purchased Assets on the related Repurchase Date or fails to perform its Obligations under Section 6;

c.	either a Seller or the Guarantor shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents (other than Section 12(n) hereof and Appendix A to the Custody Agreement) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within two (2) Business Days of the earlier of (i) such party’s receipt of written notice from the Administrative Agent or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

d.	any representation or warranty made by a Seller or the Guarantor (or any of a Seller’s or the Guarantor’s officers) in the Program Documents or in any other document delivered in connection herewith or therewith (other than the representations or warranties in Section 12(n) hereof and Appendix A to the Custody Agreement which shall be considered solely for the purpose of determining whether the related Loan is an Eligible Asset, unless a Seller made any such representations or warranties with knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated) shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

e.	a Seller, the Guarantor, or any of a Seller’s or the Guarantor’s Subsidiaries shall fail (i) to pay any of such Seller’s, the Guarantor’s or such Seller’s or the Guarantor’s Subsidiaries’ Indebtedness for borrowed money or under repurchase agreements or like arrangements, or any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) to make any payment when due under such Seller’s, the Guarantor’s or such Seller’s or the Guarantor’s Subsidiaries’ Guarantee of another Person’s Indebtedness for borrowed money or under repurchase agreements or like arrangements, and, in either case, such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee (in excess of $10,000,000) to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

f.	a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries, or of any of a Seller’s, the Guarantor’s, the Servicer or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or a Seller, the Guarantor or any of a Seller’s, the Servicer or the Guarantor’s Subsidiaries generally fails to pay a Seller’s, the Guarantor’s, the Servicer or a Seller’s or the Guarantor’s Subsidiaries’ debts as they become due; or a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries; or any of Seller’s, the Guarantor’s, the Servicer or a Seller’s or the Guarantor’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

g.	a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries, or of all or any part of a Seller’s, the Guarantor’s, the Servicer’s or a Seller’s or the Guarantor’s Subsidiaries’ Property; or makes an assignment for the benefit of a Seller, the Guarantor, the Servicer or a Seller’s or the Guarantor’s Subsidiaries’ creditors, or the Guarantor, the Servicer or any Seller admits in writing its inability to pay its debts as such debts become due;

h.	any final, nonappealable judgment or order for the payment of money in excess of $2,500,000 is rendered against a Seller, the Guarantor or any of a Seller’s or the Guarantor’s Subsidiaries and remains undischarged or unsatisfied after the passage of 30 days following the date on which it is entered;

i.	any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of a Seller, the Guarantor or the Servicer, or shall have taken any action to displace the majority of the executive management of Seller, the Guarantor or the Servicer, or to curtail its authority in the conduct of the business of a Seller, the Guarantor or the Servicer, or takes any action in the nature of enforcement to remove, limit or restrict the approval of a Seller, the Guarantor or the Servicer as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;

j.	a Seller, the Guarantor or any of a Seller’s or the Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract (in excess of $10,000,000), and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

k.	in the reasonable good faith judgment of Buyers, any Material Adverse Change shall have occurred with respect to a Seller or the Guarantor;

l.	a Seller or the Guarantor shall admit in writing its inability to, or intention not to, perform any of such a Seller’s material Obligations or the Guarantor’s material obligations;

m.	except as expressly permitted in this Agreement, a Seller or the Guarantor dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of such a Seller’s or the Guarantor’s (as applicable) business or assets unless Buyers’ written consent is given;

n.	this Agreement shall for any reason cease to create or maintain a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Collateral purported to be covered hereby;

•	. NCFC’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of NCFC, Seller or Guarantor as a “going concern” or a reference of similar import;

p.	any of the following shall have occurred without the prior written approval by Buyer: a Change of Control of a Seller, the Servicer or the Guarantor or the election of the Guarantor to become a REIT; which in each case has not been approved in writing by Buyers, such approval with respect to the conversion to a REIT not to be unreasonably withheld;

q.	any default resulting in a Material Adverse Effect shall have occurred and be continuing under a Servicing Agreement;

r.	a Seller shall have failed to comply in any material respect with its Obligations under the Custody Agreement;

s.	any change of a servicer of the Mortgage Loans without the prior consent of the Buyer;

t.	Maximum Indebtedness: The ratio of Total Indebtedness to Tangible Net Worth will not be greater than 15:1 as of the last day of any fiscal quarter;

u.	Minimum Liquidity: at any time, NCFC shall have, on a consolidated basis, “Liquidity” of at least $60 million;

v.	Minimum “Tangible Net Worth”: at any time, Guarantor will maintain Tangible Net Worth of not less than the sum of (1) $750,000,000, and (2) fifty percent (50%) of all increases in shareholders’ equity in the Guarantor attributable to issuances of common stock since November 1, 2004;

w.	a default shall have occurred and is continuing under any of the other Program Documents;

x.	a material portion of the Loans for all Transactions were not, for any reason, originated in accordance with the Underwriting Guidelines in existence at the time such Loans were originated; and

y.	REIT Status. The failure of the Guarantor to at any time to continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by NCRC or the Guarantor of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code.

z.	REIT Status. Failure by the Guarantor to satisfy any of the following asset or income tests:

(i)	At the close of each taxable year, at least 75 percent of such Person’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(ii)	At the close of each taxable year, at least 95 percent of such Person’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to such Person’s on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

(iii)	At the close of each quarter of such Person’s taxable years, at least 75 percent of the value of such Person’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of such Person’s operations, but not including receivables purchased from another person), and government securities.

(iv)	At the close of each quarter of each of such Person’s taxable years, (i) not more than 25 percent of such Person’s total asset value will be represented by securities (other than those described in paragraph (iii)), (ii) not more than 20 percent of such Person’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (iii) (a) not more than 5 percent of the value of such Person’s total assets will be represented by securities of any one issuer (other than Government securities and securities of taxable REIT subsidiaries), and (b) such Person’s will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than government securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).” of any of the REIT qualification tests pursuant to Section 856(c) of the Code.

19.	REMEDIES

a. Upon the occurrence and during the continuance of an Event of Default, Required Buyers, at their option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or 18(g) hereof without any demand or notice of any kind to Sellers or any other Person, all of which are hereby waived), shall have any or all of the following rights and remedies, any or all of which may be exercised by Required Buyers in their sole discretion:

(i)	The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

(ii)	Sellers’ Obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable. Therefore, immediately upon (and, in any event, no later than the close of business on) such Repurchase Date, Sellers shall repurchase all Purchased Assets then subject to all Outstanding Transactions, and shall pay the aggregate amount of Repurchase Prices therefor; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyers, and applied to the aggregate Repurchase Prices and any other amounts owing by Sellers hereunder; Sellers and Guarantor shall immediately deliver to the Buyers or their designees any and all Records relating to the Purchased Assets subject to all Transactions then in each Seller’s and the Guarantor’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed assigned and transferred to Buyers, and Buyers may, at their option and at the Sellers’ expense, using their reasonable business judgment, enter into one or more Hedge Instruments covering all or a portion of the Purchased Assets, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Buyers relating to or arising out of such Hedge Instruments; including, without limitation, any losses resulting from such Hedge Instruments.

If Sellers do not, by the close of business on the Repurchase Date, repurchase all Purchased Assets at the aggregate Repurchase Price therefor, then Sellers’ rights hereunder to repurchase the Purchased Assets shall terminate and all right, title and interest in and to the Purchased Assets, and all Purchased Interests therein, shall vest irrevocably in Buyers (to the extent of their respective Purchased Interests).

b. Buyers (or the Administrative Agent on their behalf) may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(b), without presentment, demand, protest demand or notice of any kind (all of which are hereby waived), at a public or private sale (including, without limitation, to the maximum extent permitted by applicable law, sales to Buyers or their Affiliates, to securitization companies, or other Persons, or pursuant to other third-party arrangements) and at such price or prices as Buyers may reasonably deem satisfactory, any or all Purchased Assets and Collateral, or (B) in their sole discretion elect, in lieu of selling all or a portion of such Purchased Assets or Collateral, to give Sellers credit for such Purchased Assets or Collateral in an amount equal to the Market Value of such Purchased Assets or Collateral against the aggregate unpaid Repurchase Price, Margin Payments, Settlement Payments and any other payments owing by Sellers hereunder. Sellers and the Guarantor shall remain liable to Buyers and the Administrative Agent for any amounts and Obligations that remain owing to Buyers or the Administrative Agent following a sale or credit under the preceding sentence. The proceeds of any sale, lease, license or disposition of, or foreclosure on Purchased Assets or Collateral shall be applied in accordance with the provisions of Section 7 hereof.

The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets and the Collateral, the parties agree that liquidation of one or more Transactions or the underlying Purchased Assets or Collateral, does not require a public purchase or sale (including those described above) and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyers may elect the time and manner of accelerating or liquidating any Purchased Asset or Collateral and nothing contained herein shall obligate Buyers or the Administrative Agent to liquidate any Purchased Asset upon the occurrence and during the continuance of an Event of Default or to liquidate all Purchased Assets or Collateral in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyers or the Administrative Agent.

Upon the occurrence and during the continuance of an Event of Default, Buyers and the Administrative Agent shall have the right to obtain physical possession of the Records and all other files of the Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers, and the Sellers shall deliver to Buyers, or to the Administrative Agent, for its benefit and the benefit of Buyers, such assignments as the Administrative Agent or any Buyer shall request.

Upon the occurrence and during the continuance of an Event of Default, Buyers may direct the Administrative Agent, the Servicer, the Custodian, UBC and all other Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets or the Collateral as Buyers or the Administrative Agent determine appropriate.

Each Seller and the Guarantor shall cause all proceeds received by it with respect to the Purchased Assets or the Collateral and consisting of cash, checks, and other near-cash items to be held in trust for Buyers and the Administrative Agent, segregated from all other funds of Sellers and Guarantor and immediately delivered to Buyers, the Administrative Agent or their designees, in the exact form received by such Seller or the Guarantor (duly endorsed by such Seller or Guarantor, if required).

Upon the occurrence and during the continuance of an Event of Default, Buyers and the Administrative Agent shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any Collateral or any portion thereof, and do anything that Buyers or the Administrative Agent are authorized under this Agreement (including this Section 19 and the Annexes to this Agreement) to do. Sellers shall pay all costs and expenses incurred by Buyers or the Administrative Agent in connection with the appointment and activities of such receiver.

Buyers and the Administrative Agent may enforce their rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives, to the extent permitted by law, any right such Seller might otherwise have to require Buyers or the Administrative Agent to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense any Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, Buyers and the Administrative Agent shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, the Uniform Commercial Code, whether or not it is actually applicable to this Agreement or the Transactions), whether existing at law, in equity or by statute, and including, without limitation, (i) any and all rights of Sellers to demand or otherwise require payment of any amount under, or performance of any provision of, the Purchased Assets or the Collateral, (ii) the rights and remedies set forth in Section 9-607 of the Uniform Commercial Code, and (iii) all other rights and remedies with respect to the Purchased Assets and the Collateral. Each Seller agrees, that, to the extent notice of sale shall be required by law, at least five days’ notice to such Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Buyers and the Administrative Agent shall not be obligated to make any sale of Purchased Assets or Collateral even if notice of sale shall have been given. Buyers and the Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place it was so adjourned.

Any cash held by or on behalf of Buyers or the Administrative Agent, and all cash proceeds received by or on behalf of Buyers or the Administrative Agent, in respect of any sale of collection from, or other realization upon all or any part of the Purchased Assets or Collateral may, in Buyers’ discretion, be held by Buyers and the Administrative Agent as collateral for, and/or then or at any time thereafter applied in whole or in part against, all or any part of the Repurchase Price, Margin Payments, Settlement Payments and all other payments due by Sellers hereunder.

Upon the occurrence and during the continuance of an Event of Default, Buyers and the Administrative Agent may, without notice to Sellers or the Guarantor, except as required by law, and at any time or from time to time, charge, set off and otherwise apply any claim against Sellers or the Guarantor (including all claims on account of all or any part of the Repurchase Price, all claims for Margin Payments or Settlement Payments, and any and all other payments due Buyers or the Administrative Agent upon the acceleration of the Agreement or the Sellers’ payment Obligations hereunder) against any funds obtained from the sale of Purchased Assets or Collateral and all other cash, securities or other Collateral or Property held by, pledged to, under the control of, or due from Buyers or the Administrative Agent to margin, guarantee, or settle the Agreement.

Upon the occurrence and during the continuance of an Event of Default, Buyers and the Administrative Agent shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of their rights and remedies without presentment, demand, protest or further notice of any kind (all of which are hereby expressly waived by each Seller), other than as expressly set forth herein.

Each Seller hereby authorizes Buyers and the Administrative Agent, at such Seller’s expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without such Seller’s signature thereon as Buyers or the Administrative Agent, at their option, may deem appropriate, and appoints the Administrative Agent as such Seller’s attorney-in-fact to execute any such financing statement or statements in such Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of such Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

(c) Sellers, the Guarantor and Buyers recognize that the remedies and actions contemplated by this Section 19 (as exercised by Buyers or the Administrative Agent in their good-faith business judgment) upon the occurrence and during the continuance of an Event of Default:

(i) are intended to reduce (A) the losses that Buyers would incur as a result of such Event of Default, (B) the costs and delays that Buyers would incur by entering into transactions with third parties in order to sell, lease, license, foreclose on, or otherwise dispose of the Purchased Assets and the Collateral, (C) the amount of claims that Buyers or the Administrative Agent would be entitled to assert against Sellers and the Guarantor (reflecting such losses, costs and delays sustained by Buyers, deficiency claims on account of the Repurchase Price, Margin Deficits, or Margin Payments or Settlement Payments, or other payments that Buyers were unable to recover from such transactions with third parties), including related deficiency claims and costs and delays in prosecuting such claims and indemnity or Guaranty payments to which Buyers may become entitled, and (D) the losses, costs and delays incurred by Sellers and the Guarantor as a consequence of the foregoing; and, therefore;

(ii) are in the best interest of Sellers, the Guarantor and Buyers, and are “commercially reasonable” (within the meaning of Sections 9-610 and 9-627 of the Uniform Commercial Code).

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyers or the Administrative Agent to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyers or the Administrative Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyers or the Administrative Agent provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyers or the Administrative Agent to exercise any of their rights under any other related document. Buyers and the Administrative Agent may exercise at any time upon the occurrence and during the continuance of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by any party hereto in a Transaction.

22.	INDEMNITY

a.	Each Seller agrees, jointly and severally with all other Sellers, to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyers and the Administrative Agent in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and other expenses associated with the perfection of the Collateral and (B) the reasonable fees and expenses of counsel for Buyers and the Administrative Agent in connection with respect to advising any or all thereof as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Sellers, the Guarantor or the Servicer or with other creditors of Sellers the Guarantor, the Servicer or any of their Subsidiaries, in each case arising out of any Default, Event of Default or any events or circumstances that may give rise to a Default or an Event of Default (whether with either or both of the giving of notice and lapse of time, or otherwise) and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Buyers and the Administrative Agent in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyers and the Administrative Agent), in each case whether or not the transactions contemplated hereby are consummated.

b.	Each Seller agrees, jointly and severally, with all other Sellers, to indemnify and hold harmless each of Buyers, the Administrative Agent, their respective Affiliates, and all officers, directors, employees, agents, attorneys and advisors of any or all thereof (each Person to be so indemnified being an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by, or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related hereto or thereto, any breach of a representation or warranty of a Seller, the Guarantor, the Servicer or an officer of any Seller, the Guarantor or the Servicer, under this Agreement or any other Program Document, and all actions taken pursuant hereto or thereto): (i) Transactions, the actual or proposed use of the Purchase Price or other proceeds of this Agreement, the other Program Documents, or any Transactions or the other transactions contemplated hereby or thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by a Seller or the Guarantor against such Indemnified Party, and that a Seller or the Guarantor is ultimately the successful party in any resulting litigation or arbitration or (y) any dispute arising between or among Buyers, the Administrative Agent or any thereof under this Agreement or the other Program Documents. Each Seller also agrees not to assert any claim against Buyers, the Administrative Agent or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors of any or all thereof, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of this Agreement, the other Program Documents, the Transactions or any of the other transactions contemplated hereby or thereby or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Program Documents or the transactions contemplated hereby or thereby.

c.	Without limitation on the provisions of Section 4, if any payment of the Repurchase Price or Price Differential to any Buyer under any Transaction is made by a Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 19 or for any other reason, such Seller shall, except as otherwise provided in Sections 15(c) and 24, upon demand by such Buyer or the Administrative Agent on such Buyer’s behalf, pay to such Buyer any Breakage Costs incurred as of a result of such payment.

d.	If a Seller fails to pay, when due, any costs, expenses or other amounts payable by it to any Person under this Agreement or the other Program Documents, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid to such Person, on behalf of such Seller, by Buyers in their sole discretion, and, upon such payment, Buyers shall become subrogated to such Person’s claim against such Seller and shall become immediately entitled to reimbursement by such Seller for such payment.

e.	Without prejudice to the survival of any other agreement of Sellers hereunder or under the other Program Documents, the covenants and obligations of Sellers contained in this Section and in Sections 13(j) and 15 shall constitute Obligations and shall survive the payment in full (following the Termination Date) of the aggregate amount of Repurchase Prices and all other amounts payable hereunder and assignment and transfer of all Purchased Assets by Buyers to Sellers against full payment therefor.

23.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Each Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyers, the Administrative Agent or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24.	REIMBURSEMENT

All sums reasonably expended by Buyers or the Administrative Agent in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation. Each Seller, jointly with the other Sellers and the Guarantor and severally, agrees to pay, with interest at the Default Rate, to the extent that an Event of Default has occurred and is continuing, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyers, the Administrative Agent and/or Custodian in connection with the preparation, enforcement (including any waivers), administration and amendments of the Program Documents, the taking of any action, including the Guarantor action, required or permitted to be taken by Buyers, the Administrative Agent (without duplication to Buyers) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyers or the Administrative Agent or on their behalf or by refinancing or restructuring in the nature of a “workout.” If any Buyer determines that, due to the introduction of, any change in, or the compliance by such Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to such Buyer in engaging in the present or any future Transactions, then each Seller agrees to pay to such Buyer, from time to time, upon demand by such Buyer (with a copy to the Administrative Agent and Custodian) the actual cost of additional amounts as specified by such Buyer to compensate such Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers (without the payment by Sellers of any prepayment penalty or Breakage Costs), which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyers shall promptly notify Sellers if any events in clause (i) or (ii) of this Section 24 occur.

25.	FURTHER ASSURANCES

Sellers and Guarantor agree to do such further acts and things and to execute and deliver to Buyers such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyers to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the ownership and security interests of Buyers and the Administrative Agent in the Purchased Assets and the Collateral or to better assure and confirm unto Buyers and the Administrative Agent their rights, powers and remedies hereunder and thereunder.

26.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract between or among the parties related to the subject matter hereof, whether oral or written, shall have any validity.

27.	TERMINATION

a.	This Agreement, the Side Letter and the Program Documents shall remain in effect until the earlier of (i) 364 days following the Effective Date or (ii) at Buyers’ option upon the occurrence of an Event of Default (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or (g) hereof, such date, the “Termination Date” provided that if such date is not a Business Day, the “Termination Date” shall be the preceding Business Day). However, no such termination shall affect Sellers’ Outstanding Obligations to Buyers or the Administrative Agent at the time of such termination. Sellers’ Obligations to indemnify Buyers, the Administrative Agent, Custodian or any other Indemnified Person pursuant to this Agreement or any other Program Document and Buyers’ and the Administrative Agent’s rights and remedies under this Agreement and the other Program Documents shall survive the termination hereof.

b.	At the request of Sellers made at least 45 days, but in no event earlier than 90 days, prior to the Termination Date then in effect, Buyers and Administrative Agent may, in their sole discretion (and subject, always, to satisfactory negotiations therefor and to Buyers’ obtaining the requisite credit committee and other approvals therefor), enter with Sellers into a new Master Repurchase Agreement substantially in the form of this Agreement with a tenor of no more than 364 days, whose effectiveness shall be conditioned, among other things, on the effective termination of this Agreement and the payment in full of all of Sellers’ Obligations hereunder. Within sixty (60) days of receipt of such request from Sellers, Buyers may, in their sole discretion, notify Sellers in writing whether or not Buyers are willing to enter into such new Master Repurchase Agreement. Failure by Buyers (or any thereof) to so notify Buyers within such 60-day period shall be deemed conclusively to indicate Buyers’ determination not to enter into such new Master Repurchase Agreement.

28.	ASSIGNMENT

The Program Documents are not assignable by any Seller or the Guarantor. Each Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that each Buyer shall maintain, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by such Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned, including upon the terms and conditions specified in Section 17 hereof. Upon such assignment by any Buyer, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of such Buyer hereunder, and (b) such Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) its Affiliates, another Buyer (including pursuant to Section 17(b) hereof) or an Affiliate of any other Buyer which, in each case assumes the obligations of such Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld and which approval shall not, in any event, be required upon the occurrence and during the continuance of an Event of Default) which assumes the obligations of such Buyer, be released from its obligations hereunder occurring thereafter under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyers or the Administrative Agent, as applicable, unless otherwise notified by Buyers or the Administrative Agent, as applicable, in writing. Buyers may distribute to any prospective assignee any document or other information delivered to Buyers (whether directly or through the Administrative Agent) by Sellers. Notwithstanding any assignment by any Buyer pursuant to this Section 28 (other than in accordance with clause (b) above), Buyers shall, in each case remain liable as to the Transactions to which they are respective parties.

29.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement, the Side Letter or any other Program Documents, nor any consent to any departure herefrom or therefrom by any of the parties hereto or thereto, shall in any event be effective unless the same shall be in writing and signed by each Seller whose Obligations would be modified by such amendment, waiver or consent, by the Guarantor, and by Required Buyers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however,

(a)	no amendment, waiver or consent shall, unless in writing and signed by all Buyers, to any of the following at any time:

(i)	waive any of the conditions specified in Section 9 hereof;

(ii)	change (A) the number of Buyers, the Maximum Aggregate Purchase Price, the Maximum Aggregate Senior Purchase Price, or the Maximum Aggregate Subordinate Purchase Price, or (B) the number of Transactions or sets of Related Transactions into which Buyers are required to enter in any calendar day, [or at any given time];

(iii)	release, or reduce the coverage of, the Guaranty prior to the indefeasible payment in full (following the Termination Date) of all of Sellers’ and the Guarantor’s Obligations;

(iv)	except as otherwise specifically permitted under this Agreement, release, prior to the Termination Date, (A) any Purchased Assets from the possession or control of Buyers or the Administrative Agent on their behalf under this Agreement or (B) any Collateral from the Administrative Agent’s security interest under Section 8 hereof; or

(v)	amend, waive or consent to any departure from any of Sections 3, 4, 7, 8 and 14, this Section 29, Sections 18 and 19 and Section 1(d) and Annex II or III; and

(b)	no amendment, waiver or consent shall, unless in writing and signed by the Required Buyers and each Buyer that is directly affected thereby,

(i)	increase, decrease or redefine any Buyer’s Purchased Interest; the Senior Purchased Interest Percentage or the Subordinate Purchased Interest Percentage;

(ii)	increase the Purchase Price or decrease the Repurchase Price for any Purchased Assets, or decrease any Price Differential, Pricing Rate, Buyer’s Margin Amount, Structuring Fee, or any other payments to be made to Buyers or the Administrative Agent; or

(iii)	postpone any Payment Date or Repurchase Date or any payment to be made by Sellers to Buyers on any Payment Date or Repurchase Date; and

(c)	no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Buyers or Required Buyers required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Program Documents.

Anything in this Section 29 to the contrary notwithstanding, none of the defined terms set forth in Section 1 hereof or elsewhere in this Agreement, the Side Letter or the other Program Documents, shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 29 or any section, annex or provision referred to herein unless such amendment, supplement or modification is agreed to in writing by the number and percentage of Buyers or holders of Purchased Interests otherwise required to amend such section, annex or provision under the terms of this Section 29.

30.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Seller or Guarantor may assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyers, and it being understood that Buyers’ rights to assign their rights and obligations hereunder shall be governed by Sections 17 and 28 hereof. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

32.	CONSENT TO JURISDICTION

EACH OF SELLERS, GUARANTOR, BUYERS AND THE ADMINISTRATIVE AGENT HEREBY WAIVES TRIAL BY JURY. EACH SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.

33.	SINGLE AGREEMENT

Sellers, Guarantor, Buyers and the Administrative Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Sellers, Guarantor, and Buyers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other assignments and transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other assignments and transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other assignments and transfers may be applied against each other and netted.

34.	INTENT

a. Sellers, Guarantor and Buyer recognize (i) that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“U.S.C.”), a “securities contract” as that term is defined in Section 741 of Title 11 of the U.S.C., a “forward contract” as that term is defined in Section 101 of Title 11 of the U.S.C. and a “master netting agreement” as that term is defined in Section 101 of Title 11 of the U.S.C.; and (ii) that each assignment, transfer and/or payment to any Buyer, the Administrative Agent or their designees of Purchased Assets, Additional Purchase Assets, Price Differential, Repurchase Price, each related Collateral (including, without limitation, any such assignment, transfer and/or payment pursuant to a Margin Call) is a Margin Payment and/or a Settlement Payment.

b. The Administrative Agent, Senior Buyer and Subordinate Buyer confirm to each other (in the case of each Buyer, as to itself, as to the Administrative Agent, and as to its relationship with the Administrative Agent; and, in the case of the Administrative Agent, as to itself, as to each Buyer and as to its relationship with each Buyer) as follows: (i) each of the Administrative Agent and Subordinate Buyer is a “financial institution”; (ii) each Buyer is the Administrative Agent’s customer, for whom the Administrative Agent is acting as agent in connection with securities contracts within the meaning of Section 101(22) of Title 11 of the U.S.C., and (iii) by virtue of clauses (b)(i) and (b)(ii) above, Senior Buyer is also a “financial institution.”

c. It is understood that each Buyer’s and the Administrative Agent’s right to liquidate, terminate and accelerate the Purchased Assets, or its Purchased Interests therein, assigned and transferred to it in connection with any Transaction hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a forward contract and a master netting agreement, as described in Sections 559, 555 and 561 of Title 11 of the U.S.C., and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of Title 11 of the U.S.C.

35.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to the Guarantor:

New Century Financial Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer, Esq.
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

with a copy to:

New Century Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer, Esq.
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

if to NCCC:

New Century Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Cloyd
Telephone: (949) 862-7941
Facsimile: (949) 440-7033

if to NCMC (as Seller or as Servicer):

New Century Mortgage Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Ralph Flick, Esq.
Telephone: (949) 863-7243
Facsimile: (949) 440-7033

with a copy to:

New Century Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer, Esq.
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

if to NCAH:

NC Asset Holding L.P.
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Cloyd
Telephone: (949) 862-7941
Facsimile: (949) 440-7033

with a copy to:

New Century Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer, Esq.
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

If to Home123:

Home123 Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Cloyd
Telephone: (949) 862-7941
Facsimile: (949) 440-7033

with a copy to:

New Century Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer, Esq.
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

if to NCC:

New Century Credit Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Cloyd
Telephone: (949) 862-7941
Facsimile: (949) 440-7033

with a copy to:

New Century Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer, Esq.
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

if to any Buyer, the Administrative Agent or the Buying Agent:

Barclays Capital Services 200 Cedar Knolls Road Whippany, NJ 07981 Attn:Glenn Pearson Hansel Nieves Shelby Robins Email:glenn.pearson@barcap.com hansel.nieves@barcap.com asgoperations@barcap.com with a copy to:

Barclays Capital Inc. 200 Park Avenue New York, NY 10166
Facsimile: (212) 412-6846
Attn:	Joseph P. O’Doherty
Glen Greeley
Harry Ahlin
Email:	joseph.o’doherty@barcap.com
glen.greeley@barcap.com
harry.ahlin@barcap.com

and

Barclays Bank PLC
c/o Asset Securitization Group
200 Park Avenue New York, NY 10166 Facsimile: (212) 412-6846 Attn:	Mary Logan
Janette Lieu
Email:	mary.logan@barcap.com
janette.lieu@barcap.com

as such address or number may be changed by like notice.

36.	CONFIDENTIALITY

This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyers, Administrative Agent and Buying Agent and shall be held by NCCC, NCMC, Home123, NCAH, NCC and the Guarantor (and Sellers and Guarantor shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyers, except for (i) disclosure to NCCC’s, NCMC’s, Home123’s, NCAH’s, NCC’s or the Guarantor’s direct and indirect parent companies, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or otherwise is subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved Hedge Counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission or state securities’ laws; provided that NCCC, NCMC, Home123, NCAH, NCC and the Guarantor agree to use best efforts not to file the terms of the Side Letter with any such filing; provided, that in the case of (ii), (iii) and (iv), NCCC, NCMC, Home123, NCAH, NCC, and NCFC shall take reasonable actions to provide Buyers with prior written notice. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions of other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

37.	MAXIMUM AGGREGATE PURCHASE PRICE; MAXIMUM AGGREGATE SENIOR PURCHASE PRICE; AND MAXIMUM AGGREGATE SUBORDINATE PURCHASE PRICE

The maximum aggregate Purchase Price paid or payable by Buyers for Purchased Assets in all Transactions at any time outstanding hereunder for which Buyers shall not have been repaid the Repurchase Price and all other related amounts in full (the “Outstanding Transactions”) shall equal $1,000,000,000 (the “Maximum Aggregate Purchase Price”). The maximum aggregate Purchase Price paid or payable by Senior Buyer at any time for all Senior Purchased Interests in the Purchased Assets in all Outstanding Transactions shall equal $900,000,000 (the “Maximum Aggregate Senior Purchase Price”). The maximum aggregate Purchase Price (the “Maximum Aggregate Subordinate Purchase Price”) paid or payable by Subordinate Buyer at any time for all Subordinate Purchased Interests in the Purchased Assets in all Outstanding Transactions shall be, at any time, an amount (the “Maximum Aggregate Subordinate Purchase Price”) equal to the excess of (i) the Maximum Aggregate Purchase Price over (ii) the aggregate Purchase Price paid or payable by Senior Buyer for all Senior Purchased Interests in the Purchased Assets in all Outstanding Transactions at such time.

38.	POWER OF ATTORNEY

The Guarantor and each Seller hereby authorizes Buyers and the Administrative Agent on its own behalf and on Buyers’ behalf, to file such financing statement or statements relating to the Purchased Assets without their respective signatures thereon as Buyer, at its option, may deem appropriate. Each of the Guarantor and the Sellers hereby appoints the Administrative Agent as its agent and attorney-in-fact to execute any such financing statement or statements in its name and to perform all other acts which the Administrative Agent (as instructed by Buyers) deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of the Guarantor or a Seller, as applicable, as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without the Administrative Agent’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Guarantor or Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 38.

39.	DUE DILIGENCE

Each Seller and Guarantor agrees to cooperate with Buyers, the Administrative Agent and their agents in connection with access to any and all documents, records, agreements, instruments or information relating to the Purchased Assets in the possession, or under the control, of a Seller or the Guarantor or any of their respective agents. In addition, Buyers and the Administrative Agent have the right to perform continuing due diligence reviews of any Seller and the Guarantor and their respective Affiliates, directors, officers, employees, significant shareholders and agents.

40.	SETOFF

In addition to any rights and remedies of Buyers and the Administrative Agent provided by law, Buyers shall have the right, without prior notice to any Seller, any such notice being expressly waived by such Seller to the extent permitted by applicable law, upon any amount becoming due and payable by such Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyers or any branch or agency thereof to or for the credit or the account of such Seller. Buyers agree promptly to notify such Seller after any such setoff and application made by Buyers; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

41.	NO PROCEEDINGS. EACH OF SELLERS, THE SERVICER, THE GUARANTOR, AND BUYERS HEREBY AGREES THAT IT WILL NOT INSTITUTE AGAINST, OR JOIN ANY OTHER PERSON IN INSTITUTING AGAINST, ANY BUYER OR THE ADMINISTRATIVE AGENT, ANY PROCEEDINGS OF THE TYPES REFERRED TO IN THE DEFINITION OF “INSOLVENCY EVENT” BELOW UNTIL ONE YEAR AND ONE DAY SHALL HAVE ELAPSED SINCE THE LATER OF (I) THE DAY (FOLLOWING THE TERMINATION DATE) ON WHICH ALL OBLIGATIONS OF SELLERS AND THE GUARANTOR UNDER THIS AGREEMENT, THE SIDE LETTER, THE GUARANTY AND ALL OTHER PROGRAM DOCUMENTS SHALL HAVE BEEN PAID IN FULL AND (II) THE LAST DAY ON WHICH ANY COMMERCIAL PAPER ISSUED FROM TIME TO TIME BY ANY BUYER REMAINS OUTSTANDING.

AS USED HEREIN, “INSOLVENCY EVENT’ MEANS, FOR ANY BUYER OR THE ADMINISTRATIVE AGENT:

(i)	THAT SUCH PERSON OR ANY AFFILIATE SHALL DISCONTINUE OR ABANDON OPERATION OF ITS BUSINESS; OR

(ii)	THAT SUCH PERSON OR ANY AFFILIATE SHALL FAIL GENERALLY TO, OR ADMIT IN WRITING ITS INABILITY TO, PAY ITS DEBTS AS THEY BECOME DUE; OR

(iii)	A PROCEEDING HAS BEEN INSTITUTED IN A COURT HAVING JURISDICTION SEEKING A DECREE OR ORDER FOR RELIEF IN RESPECT OF SUCH PERSON OR ANY AFFILIATE IN AN INVOLUNTARY CASE UNDER ANY APPLICABLE BANKRUPTCY, INSOLVENCY, LIQUIDATION, REORGANIZATION OR OTHER SIMILAR LAW NOW OR HEREAFTER IN EFFECT, OR FOR THE APPOINTMENT OF A RECEIVER, LIQUIDATOR, ASSIGNEE, TRUSTEE, CUSTODIAN, SEQUESTRATOR, CONSERVATOR OR OTHER SIMILAR OFFICIAL OF SUCH PERSON OR ANY AFFILIATE, OR FOR ANY SUBSTANTIAL PART OF ITS PROPERTY, OR FOR THE WINDING-UP OR LIQUIDATION OF ITS AFFAIRS, AND THE CONTINUATION OF SUCH PROCEEDINGS UNSTAYED FOR A PERIOD OF 30 DAYS; OR

(iv)	THE COMMENCEMENT BY SUCH PERSON OR ANY AFFILIATE OF A VOLUNTARY CASE UNDER ANY APPLICABLE BANKRUPTCY, INSOLVENCY OR OTHER SIMILAR LAW NOW OR HEREAFTER IN EFFECT, OR SUCH PERSON’S OR ANY AFFILIATE’S CONSENT TO THE ENTRY OF AN ORDER FOR RELIEF IN AN INVOLUNTARY CASE UNDER ANY SUCH LAW, OR CONSENT TO THE APPOINTMENT OF OR TAKING POSSESSION BY A RECEIVER, LIQUIDATOR, ASSIGNEE, TRUSTEE, CUSTODIAN, SEQUESTRATOR, CONSERVATOR OR OTHER SIMILAR OFFICIAL OF SUCH PERSON, OR FOR ANY SUBSTANTIAL PART OF ITS PROPERTY, OR ANY GENERAL ASSIGNMENT FOR THE BENEFIT OF CREDITORS; OR

(v)	THAT SUCH PERSON OR ANY AFFILIATE SHALL BECOME INSOLVENT; OR

(vi)	IF SUCH PERSON OR ANY AFFILIATE IS A CORPORATION, SUCH PERSON OR ANY AFFILIATE, OR ANY OF THEIR SUBSIDIARIES, SHALL TAKE ANY CORPORATE ACTION IN FURTHERANCE OF, OR THE ACTION OF WHICH WOULD RESULT IN ANY OF THE ACTIONS SET FORTH IN ANY OF PRECEDING CLAUSES (I), (II), (III), (IV) AND (V).

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantor, Buyers and the Administrative Agent have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NC CAPITAL CORPORATION, as Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: President

NEW CENTURY MORTGAGE CORPORATION, as Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

NC ASSET HOLDING, L.P., as Seller

By: NC Deltex, LLC
Its General Partner

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

HOME123 CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

NEW CENTURY CREDIT CORPORATION, as Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: President

BARCLAYS BANK PLC, as Subordinate Buyer, Buying Agent and Administrative Agent

By: /s/ Joseph O’Doherty
Name: Joseph O’Doherty
Title: Director

SHEFFIELD RECEIVABLES CORPORATION, as Senior Buyer

By: Barclays Bank PLC,

Its Administrative Agent

By: /s/ Janette Lieu
Name: Janette Lieu
Title: Director

Acknowledged and Agreed:

NEW CENTURY FINANCIAL CORPORATION,

as Guarantor

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

By: /s/ Edward F. Gotschall
Name: Edward F. Gotschall
Title: Vice Chairman — Finance

Acknowledged and Agreed with respect to
Sections 6, 7, 8, 13(d), 13(g), 19 and 41, and Annexes II and III:

NEW CENTURY MORTGAGE CORPORATION,

as Servicer

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President